Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

UPLAND EXPLORATION, LLC

and

UPLAND OPERATING, LLC,

as Seller,

and

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

as Purchaser

Dated as of July 29, 2024

i

EXHIBITS:

Exhibit A:	Assets
Exhibit A-1:	Leases
Exhibit A-1, Part A	PDP Leases
Exhibit A-1, Part B	DUC Leases
Exhibit A-1, Part C	Jana M Leases
Exhibit A-1, Part D	DSU Leases
Exhibit A-2:	Wells
Exhibit A-2, Part A	PDP Wells
Exhibit A-2, Part B	DUC Wells
Exhibit A-2, Part C	Jana M 34/3 1H Well
Exhibit A-3	DSUs
Exhibit A-4	Rights of Way
Exhibit A-5	Realty Interests
Exhibit A-6	Equipment
Exhibit B:	Forms of Assignment, Bill of Sale and Conveyance
Exhibit C	Form of Letter in Lieu
Exhibit D:	Form of Closing Certificates
Exhibit D-1	Form of Seller Closing Certificate
Exhibit D-2	Form of Purchaser Closing Certificate
Exhibit E	[Reserved]
Exhibit F	Form of Joint Development Agreement

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of July 29, 2024 (“Execution Date”), by and among Upland Exploration, LLC, a Texas limited liability company (“Exploration”), Upland Operating, LLC, an Oklahoma limited liability company (“Operating”, and together with Exploration, collectively, “Seller”, and each individually, a “Seller Entity”), and SandRidge Exploration and Production, LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to herein each as a “Party” and collectively as the “Parties.”

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. As used herein:

“AAA” means the American Arbitration Association.

“Accounting Principles” is defined in Section 2.5(a).

“Accounting Referee” is defined in Section 2.6(b).

“Accounting Services” is defined in Section 7.17.

“Acquisition Area” is defined in Section 7.14(a).

“Action” means any action, claim, investigation, audit, arbitration, suit, litigation or similar legal proceeding (including any civil, criminal, administrative or appellate proceeding), arbitral action or criminal prosecution, or any appeal thereof.

“Additional JM Lease” is defined in clause (c) of the definition of “Assets.”

“Additional Lease” is defined in Section 7.14(a).

“Additional Lease Acquisition Costs” means the actual and documented out-of-pocket costs and expenses incurred by any Seller Entity to a Third Party to acquire an Additional Lease; provided, however, that for purposes of this Agreement the Additional Lease Acquisition Costs shall not include any bonus payments to lessors which exceed, with respect to all Additional Leases in the aggregate, $1,000,000, unless otherwise agreed in writing by Purchaser.

“Additional Lease Acquisition Deadline” is defined in Section 7.14(a).

“Additional Lease Notice” is defined in Section 7.14(b).

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control (and its derivatives) in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Agreement” is defined in the introductory paragraph hereof.

“Aggregate Defect Threshold” means an amount equal to Three Hundred Thousand Dollars ($300,000).

“Allocated Value” means, as to each Well, the Jana M Well and each DSU, the portion of the Unadjusted Purchase Price allocated to each Well, the Jana M Well and each DSU as set forth on Exhibit A-2 or Exhibit A-3, as applicable, as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4(a) applicable to such Well, the Jana M Well or such DSU (if any); provided, however, for purposes of clarity, the foregoing adjustment shall not be made for any Defect Amounts included in the Defect Escrow Amount until such time that such Defect Amounts are finally resolved pursuant to Article 3.

“Allocation” is defined in Section 2.8.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, any state antitrust or unfair competition Laws and all other national, federal, state, foreign or multinational Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, attempted monopolization, restraint of trade, lessening of competition or abusing or maintaining a dominant position. Antitrust Laws also includes any Law that requires one or more parties to a transaction to submit a notification to a Governmental Authority with the authority to review certain transactions to determine if such transactions violate any Antitrust Law.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes).

“Assets” means, collectively, all of Seller’s right, title and interest in and to the following (in each case, unless expressly provided otherwise and reserving unto Seller and expressly excluding from the “Assets” any and all Excluded Assets):

(a) (i) all Hydrocarbon leases described on Exhibit A-1, Part A (the “PDP Leases”) and (ii) all Hydrocarbon leases described on Exhibit A-1, Part B (the “DUC Leases”), in each case, together with any overriding royalty interests and all other right, title and interest of Seller in and to the leasehold estates created thereby, insofar and only insofar as such leases, interests, and estates relate to the PDP Wells and DUC Wells (collectively, the “Leases”), together with all pooled, communitized, or unitized acreage attributable to or allocated to all or part of any Leases, and all other interests of Seller of any kind or character (whether legal or equitable, vested or contingent) in such Leases;

(b) (i) the wellbore of all Hydrocarbon wells described on Exhibit A-2, Part A (the “PDP Wells”), (ii) the wellbore of all Hydrocarbon wells described on Exhibit A-2, Part B (the “DUC Wells” and, together with the PDP Wells, collectively, the “Wells”), and (iii) all water, CO2, injection, disposal or other wells producing from or located on, under, or within the lands allocated to the Leases (other than the Wells) (the “Other Wells”), in each case, whether producing, non-producing or shut-in;

(c) (i) an undivided seventy percent (70%) of Seller’s right, title and interest (A) in and to the wellbore of the Hydrocarbon well described on Exhibit A-2, Part C (the “Jana M Well”), which seventy percent (70%) interest is set forth in the row identified as “1” on Exhibit A-2, Part C and (B) in, under and derived from the Hydrocarbon leases described on Exhibit A-1, Part C (the “Jana M Leases”), together with an undivided seventy percent (70%) of all other interests of Seller of any kind or character (whether legal or equitable, vested or contingent) in the Jana M Leases that relate to the Jana M Well; and (ii) subject to Section 7.19, the right to acquire, when earned, an undivided seventy percent (70%) of Seller’s right, title and interest (A) in and to the Jana M Well expected to be earned by Seller under the Farmout, which seventy percent (70%) interest is set forth in the row identified as “2” on Exhibit A-2, Part C and (B) in, under and derived from the Hydrocarbon leases expected to be earned by Seller under the Farmout with respect to the Jana M Well (such Hydrocarbon leases, the “Additional JM Leases”), together with an undivided seventy percent (70%) of all other interests of Seller of any kind or character (whether legal or equitable, vested or contingent) in the Additional JM Leases, when earned, that relate to the Jana M Well;

(d) all Hydrocarbon leases described on Exhibit A-1, Part D that relate to the DSU’s described on Exhibit A-3, together with any overriding royalty interests and all other right, title and interest of Seller in and to the leasehold estates created thereby, insofar and only insofar as such leases, interests, and estates relate to such interests (the Net Mineral Acres, Working Interest and Net Revenue Interest) for each DSU described on Exhibit A-3 (collectively, the “DSU Leases”), together with all pooled, communitized, or unitized acreage attributable to or allocated to all or part of any DSU Leases or the interests for each DSU described on Exhibit A-3, and all other interests of Seller of any kind or character (whether legal or equitable, vested or contingent) in such DSU Leases and interests for each DSU described on Exhibit A-3;

(e) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect (collectively, the “Unitizations”) with respect to (i) (A) the Leases, (B) the Wells, (C) the Other Wells and the units created thereby (other than the DSU’s), (D) the DSU Leases and (E) the DSU’s; and (ii) in accordance with clause (d), an undivided seventy percent (70%) of Seller’s right, title and interest in the Unitizations with respect to (A) the Jana M Leases, (B) the Additional JM Leases and (C) the Jana M Well (the oil and gas assets described in clause (a), clause (b), clause (c), clause (d) and clause (e) of “Assets”, collectively, the “Oil and Gas Properties”);

(f) all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) Imbalances as of the Effective Time (the economic transfer of which as of the Effective Time shall be made by a financial adjustment pursuant to Section 2.4(g) and the physical transfer of which shall occur on the Closing Date); provided that, with respect to the Additional JM Leases and the Jana M Well, the physical transfer of which (as applicable) shall occur at the time Upland is entitled to make an assignment to Purchaser of such assets when earned under the Farmout;

(g) all easements, permits, licenses, servitudes, rights of way, surface leases, surface use agreements, roads, surface locations, subsurface wellbore easements and other rights to use the surface, in each case to the extent appurtenant to, or otherwise used or held for use in connection with, the ownership or operation of the Oil and Gas Properties, including the property described on Exhibit A-4 (collectively, the “Rights of Way”);

(h) all fee surface interests described on Exhibit A-5 (the “Realty Interests”);

(i) all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, rods, tanks, boilers, buildings, tubing, pumps, motors, machinery, compression equipment, processing and separation facilities, structures, materials, SCADA system assets and Well equipment (both surface and subsurface) that are allocated to the Leases or used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties (collectively, the “Equipment”), including the Equipment for Wells and the Jana M Well, if operated by Upland, set forth on Exhibit A-6;

(j) all contracts, agreements, and instruments that are binding on the Oil and Gas Properties or that relate to the ownership or operation of the Oil and Gas Properties (but only to the extent applicable to the Oil and Gas Properties), including operating agreements, unitization, pooling, and communitization agreements, PPLAs, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which Seller acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding (x) any contracts, agreements, and instruments included within the definition of “Excluded Assets” or (y) any Lease, Pooling Order or instrument constituting Seller’s chain of title to the Oil and Gas Properties, Rights of Way or Realty Interests, which the Parties agree are covered by clauses (a), (b), (c), (d), (e), (g), (h) and/or (m) of the “Assets” (subject to such exclusions, the “Contracts”);

(k) all franchises, licenses, permits, approvals, consents, certificates and other authorizations and rights granted by Third Parties that relate to, or arise from, the Assets not described in this clause (k), or the ownership or operation thereof;

(l) subject to Section 7.13, originals of the Records (or copies where originals are not available) that relate to the Assets and are in the possession of Seller or its Affiliates;

(m) if applicable, the Additional Leases for which the Unadjusted Purchase Price is increased pursuant to Section 2.4(h)(ii);

(n) to the extent assignable, all rights, claims and causes of action (including any audit rights and any indemnity, bond, insurance or condemnation awards arising from acts, omissions or events or damage to or destruction of property, unpaid awards, other rights against Third Parties and claims for adjustments and refunds to the extent attributable to any of the Assumed Obligations) to the extent attributable to (i) the other Assets insofar as accruing from and after the Effective Time, or (ii) any of the Assumed Obligations;

(o) all frac pits, frac ponds, evaporation pits and other water pits used for storage of fracture stimulation water and other associated water infrastructure relating to any Leases or Wells;

(p) all data, core (from the Wells), and fluid samples and other engineering, geological, or geophysical studies, including (to the extent transferrable, including for payment of a fee if Purchaser agrees in writing to pay such fee) all licensed geologic and geophysical data, and any other similar information and records, in each case relating to the Wells or any other Assets, but excluding (i) any and all interpretations or analyses of any of the foregoing and (ii) any and all proprietary seismic data and information, including any interpretations and analyses thereof; and

(q) all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the Assets (including from the sale of any Hydrocarbons) (i) relating to the Assumed Obligations or (ii) arising or attributable to the period of time on and after the Effective Time and related to any Asset or the ownership or operation thereof, but excluding any such properties, Assets or rights for which the Unadjusted Purchase Price is reduced (and then only to the extent of such reduction) pursuant to Section 2.4;

provided, however, with respect to such items in clause (f), clause (g), clause (i), clause (j), clause (k), clause (n), clause (o), clause (p) and clause (q) to be conveyed to Purchaser shall, in each case, be (x) an undivided seventy percent (70%) of Seller’s right, title and interest INSOFAR AND ONLY INSOFAR as they relate to the Jana M Leases, the Additional JM Leases and the Jana M Well conveyed to Purchaser in accordance with clause (d) and (y) with respect to the DSU Leases and DSU’s, INSOFAR AND ONLY INSOFAR as such items relate to the interests conveyed to Purchaser in the DSU Leases and such DSU or are located within the boundaries of a DSU.

“Assumed Obligations” is defined in Section 12.1(k).

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.

“Casualty Loss” is defined in Section 7.6.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” is defined in Section 12.5(b).

“Closing” is defined in Section 9.1.

“Closing Certificate” means a certificate delivered by Seller or Purchaser, as applicable, at Closing, in the form of Exhibit D-1 or Exhibit D-2, as applicable.

“Closing Date” is defined in Section 9.1.

“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to the remainder of (a) Seller’s estimate of the Adjusted Purchase Price as determined pursuant to Section 2.6(a) minus (b) the Deposit minus (c) the Defect Escrow Amount (if any), minus the Holdback Amount.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 26, 2024 by and between Purchaser and Exploration.

“Consent” means any consent, approval, authorizations or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with, or otherwise applicable to, for or in connection with the sale, assignment or transfer of any Assets, in each case, in connection with the transactions contemplated hereunder.

“Contracts” is defined in clause (j) of the definition of “Assets.”

“Conveyances” is defined in Section 9.2(b).

“Cooperation Period” is defined in Section 7.15(a).

“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support provided to a Governmental Authority with respect to the Assets.

“Cure Deadline” means, (i) with respect to Title Defects, the date that is ninety (90) days after the Closing Date and (ii) with respect to Environmental Defects, 11:59 p.m. Central Time on the date that is one (1) Business Day prior to the Closing Date.

“Customary Consent” means any Consent from any Governmental Authority for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of interests similar to the Assets.

“Cut-Off Date” means the date of the twelve (12) month anniversary of the Closing Date.

“Damages” means the amount of any actual loss, cost, costs of settlement, damage, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include any Taxes that may be assessed on payments under Article 12.

“Defect” means any Environmental Defect or Title Defect.

“Defect Amount” is defined in Section 3.2(d).

“Defect Deadline” is defined in Section 3.2(a).

“Defect Escrow Amount” means an amount equal to the positive remainder, if any, of (a) (i) the aggregate Defect Amounts with respect to all alleged Defects other than Special Warranty Defects (after giving effect to Section 3.2(d)(viii), Section 3.2(f)(i) and the exclusion of any Assets subject thereto pursuant to Section 7.4 and/or Section 7.5) asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline, minus (ii) the aggregate amount of all Defect Amounts with respect to any and all Defects and Defect Amounts with respect thereto that Seller and Purchaser have agreed upon prior to Closing and/or that Seller and Purchaser have agreed that Seller has cured prior to Closing minus (iii) the aggregate amount of all Title Benefit Amounts with respect to any and all Title Benefits and Title Benefit Amounts with respect thereto that Seller and Purchaser have agreed upon prior to Closing (to the extent and only to the extent offsetting any remaining Defect Amounts attributable only to Title Defects or any Defect Amounts attributable to unresolved Special Warranty Defects), plus (b) the amount all Defect Amounts with respect to all alleged unresolved Special Warranty Defects (after giving effect to Section 3.2(d)(viii) and the exclusion of any Assets subject thereto pursuant to Section 7.4 and/or Section 7.5) asserted by Purchaser pursuant to one or more valid Defect Notices prior to the Defect Deadline.

“Defect Notice” is defined in Section 3.2(a).

“Defect Referee” is defined in Section 3.2(i)(ii).

“Defensible Title” means that aggregate (both) legal and equitable title of Seller in and to the Wells and DSU’s set forth on Exhibit A-2 and Exhibit A-3, as applicable, that, as of the Effective Time and the Closing Date:

(a) as to the Subject Formation, entitles Seller to receive a Net Revenue Interest as to Hydrocarbons not less than the Net Revenue Interest percentage shown for the Subject Formation as to such Well throughout the productive life of such Well or DSU throughout the productive life of such DSU in Exhibit A-2 or Exhibit A-3, as applicable; except (i) any decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner in accordance with Section 8.2, (ii) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units in accordance with the terms hereof, (iii) any decreases required to allow other Working Interest owners to make up or settle Imbalances or (iv) as otherwise expressly stated in Exhibit A-2 or Exhibit A-3, as applicable;

(b) as to the Subject Formation, obligates Seller to bear a Working Interest no greater than the Working Interest shown for the Subject Formation as to such Well or DSU in Exhibit A-2 or Exhibit A-3, as applicable, except (i) any increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in the Subject Formation or (iii) as otherwise expressly stated in Exhibit A-2 or Exhibit A-3, as applicable;

(c) as to the Subject Formation, entitles Seller to the number of Net Mineral Acres with respect to each DSU in Exhibit A-3, except as otherwise expressly stated in Exhibit A-3, as applicable; and

(d) is free and clear of all Liens, other than Permitted Encumbrances.

For clarity, with respect to clause (c) of this definition, Exhibit A-3 sets forth under the column entitled “NMA” or “Net Acres”, the aggregate Net Mineral Acres covered by all Hydrocarbon leases included in such DSU and does not set forth the number of Net Mineral Acres covered by each individual Hydrocarbon lease included in such DSU.

“Deposit” is defined in Section 2.3(a).

“Direct Claim” is defined in Section 12.5(g).

“Disclosure Schedules” means the aggregate of all schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 4.

“Dispute” is defined in Section 13.3(a).

“Disputed Defect Matters” is defined in Section 3.2(i)(ii).

“DOJ” is defined in Section 7.7(c).

“DSU” means each of the designated spacing units described on Exhibit A-3.

“DSU Leases” is defined in clause (d) of the definition of “Assets.”

“DUC Leases” is defined in clause (a) of the definition of “Assets.”

“DUC Wells” is defined in clause (b) of the definition of “Assets.”

“Effective Time” means 12:01 a.m. Central Time on July 1, 2024.

“Environmental Defect” means any condition with respect to the Assets (i) that constitutes a current violation of any Environmental Laws or any permit issued thereunder (including any Release of Hazardous Substances) or (ii) that presently requires (or if known or confirmed, would presently require) Remediation under applicable Environmental Laws; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from and in no event constitute an “Environmental Defect”: (a) Plugging and Abandonment obligations or liabilities; (b) any condition, matter, Release or Environmental Liability disclosed in Schedule 4.14; (c) the physical condition of any surface or subsurface production equipment (including water or oil tanks, separators or other ancillary equipment), except with respect to, and excluding, any equipment (i) that causes or has caused any environmental pollution, contamination or degradation where Remediation is presently required (or if known or confirmed, would be presently required) under Environmental Laws or (ii) the use or condition of which is a violation of Environmental Law; or (d) has been cured or Remediated as of the Closing Date, except in the case of clause (a) or (b) to the extent such conditions, matters, Releases or Environmental Liabilities constitute a current violation of any Environmental Laws.

“Environmental Disputed Matter” is defined in Section 3.2(i)(ii).

“Environmental Laws” means the following: CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of or prior to the Execution Date, and all similar Laws in effect as of or prior to the Execution Date of any Governmental Authority having jurisdiction over the Asset in question addressing (a) pollution or pollution control; (b) protection of the environment or biological resources; (c) the generation, handling, treatment, storage, transportation, disposal or Release or threat of Release of, or exposure to, Hazardous Substances or (d) worker health or safety (to the extent regarding exposure to Hazardous Substances).

“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.

“Environmental Referee” is defined in Section 3.2(i)(ii).

“Equipment” is defined in clause (h) of the definition of “Assets.”

“Escrow Account” means the escrow account established in accordance with the terms hereof and the Escrow Agreement.

“Escrow Agent” means Amarillo National Bank, a national banking association.

“Escrow Agreement” means that certain Escrow Agreement among the Parties and the Escrow Agent, as such may be amended, supplemented or replaced from time to time.

“Estimated Revenue Amounts” is defined in Section 2.6(a).

“Excluded Assets” means:

(a) all right, title and interest to the properties (including personal property) and any other assets described on Schedule 1.1(b);

(b) all right, title and interest to the properties (including personal property) and assets not specifically described or included in the definition of “Assets”;

(c) the Excluded Records;

(d) Assets excluded from this Agreement pursuant to Section 7.4 or Section 7.5;

(e) all trade credits, all accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time, but excluding in each case the Suspense Funds or any other amounts for which the Unadjusted Purchase Price is adjusted upwards pursuant to Section 2.4, or to the extent pertaining to amounts actually paid or payable by Purchaser as part of the Assumed Obligations;

(f) all personal property of Seller or any Affiliates of Seller that is not expressly included within the definition of “Assets,” including all computer servers, computer hardware, phones, cellular phones, radios and similar equipment and property (except Seller-owned SCADA equipment);

(g) except to the extent pertaining to any Assumed Obligations, all indemnity rights, rights under any Contracts and all claims of Seller or any Affiliate of Seller against any Third Party to the extent related or attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify any member of the Purchaser Group under Article 12 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);

(h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;

(i) all real property used as an office, field office, office leases, and any personal property (other than the Records) located in or on such offices or office leases;

(j) all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time except (i) proceeds from such Hydrocarbons inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time and (ii) the Hydrocarbons expressly identified in clause (f) of the definition of “Assets”;

(k) any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any Tax period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes of Seller or its Affiliates, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the acquisition, ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period (or portion thereof) ending prior to the Effective Time;

(l) all claims, rights and interests of Seller or any Affiliates of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time, in each case, except as provided in Section 7.6;

(m) all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, responsible for under Section 2.4 (but excluding any such rights pertaining to amounts for which the Unadjusted Purchase Price is adjusted upward pursuant to Section 2.4 or to the extent pertaining to amounts actually paid or payable by Purchaser as part of the Assumed Obligations);

(n) whether or not relating to the Assets, master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto, in each case, other than those specifically set forth on Schedule 4.8(a) or pertaining to any work order set forth on Schedule 4.8(a), subject to any applicable transfer restrictions set forth therein;

(o) all Third Party COPAS reimbursement payments owed or payable to Seller as operator of the Assets attributable to any periods of time prior to the Effective Time;

(p) all Hedges;

(q) all Hydrocarbon leases and Hydrocarbon wells of Seller not specifically described or included in the definition of “Assets” in each case, to the extent pertaining to (i) the exploration for Hydrocarbons outside the wellbore of the Wells, the Jana M Well and the DSU’s and (ii) the drilling, completion, ownership and operation of Hydrocarbon wells outside the wellbore of the Wells, the Jana M Well and the DSU’s; and

(r) all rights under Material Contracts pertaining to the rights of Seller, its Affiliates, and its or their permitted successors and assigns, (i) to take Seller’s share of Hydrocarbon production in kind from the Jana M Well, wells drilled in the DSU’s and any other Hydrocarbon wells not included in the Oil and Gas Properties, and (ii) to sell, market, exchange, process, and/or otherwise dispose of Seller’s share of Hydrocarbon production under any Material Contract from such wells, in each case, to the extent permitted under any such Material Contracts that are Contracts expressly identified in clause (j) of the definition of “Assets.”

“Excluded Records” means any and all:

(a) copies of the Records that relate to both the Oil and Gas Properties and any Excluded Assets (provided that originals of such Records shall be included in the Assets);

(b) copies of any records and information that Purchaser is entitled to copy hereunder (including under Section 7.13);

(c) corporate, Income Tax, and Records of Seller that relate primarily to Seller’s business generally, or to businesses of Seller and any Affiliate of Seller other than the exploration and production of Hydrocarbons;

(d) data and records to the extent (i) not related to the Assets or Assumed Obligations or (ii) disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received after Seller used commercially reasonable efforts to obtain a waiver of any such consent or transfer restriction or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;

(e) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, excluding any title opinions covering the Oil and Gas Properties, Contracts, and records and files with respect to any Assumed Obligations;

(f) data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of Seller or any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person; and

(g) all employee and personnel files.

“Execution Date” is defined in the introductory paragraph hereof.

“Exploration” is defined in the introductory paragraph hereof.

“Farmout” means that certain Farmout Agreement, dated August 1, 2023, as more particularly described on Schedule 4.8(a), insofar as it pertains to the Jana M Well and the Jana M Leases.

“Fraud” means, with respect to any Party, any actual and intentional fraud with respect to the making of the representations and warranties of such Party set forth in Article 4 or Article 5, as applicable, or any certificate delivered pursuant to this Agreement; provided that such actual and intentional fraud of such Party shall only be deemed to exist if such Party had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made in Article 4 or Article 5, as applicable, or any certificate delivered pursuant to this Agreement, were actually breached when made, with the express intention that the other Party rely thereon to such other Party’s detriment and the other Party did so justifiably rely thereon and suffered actual damage as a result thereof. For the avoidance of doubt, “Fraud” does not include (a) constructive fraud, equitable fraud or promissory fraud or (b) any fraud based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.

“FTC” is defined in Section 7.7(c)

“Farmout Leases” is defined in clause (c) of the definition of “Assets.”

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 through Section 4.3, Section 4.4(a) and Section 4.32 (including the corresponding representations and warranties given in the certificate delivered by Seller at Closing pursuant to Section 9.2(f)).

“Governing Documents” means with respect to any Person that is not a natural person, the articles of incorporation or organization, memorandum of association, articles of association and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement or such other organizational documents of such Person which establish the legal personality of such Person.

“Governmental Authority” means any court, tribunal, arbitrator or arbitral body (whether public or private), authority, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribe, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.

“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste,” “hazardous substance,” or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law, including hazardous substances under CERCLA, petroleum and petroleum byproducts, asbestos, polychlorinated biphenyls, per-or polyfluoroalkyl substances and NORM.

“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates or the Oil and Gas Properties are bound.

“Holdback Amount” is defined in Section 7.16(b).

“Holdback Matters” is defined in Section 7.16(a).

“Holdback Release Date” is defined in Section 7.16(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” means the expiration or termination of all applicable waiting periods under the HSR Act, with respect to this Agreement and the transactions contemplated hereby.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, processing agreements, and/or gathering or transportation agreements.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, or (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indemnified Person” is defined in Section 12.5(a).

“Indemnifying Party” is defined in Section 12.5(a).

“Individual Defect Threshold” means an amount equal to Fifty Thousand Dollars ($50,000).

“Initial Outside Date” is defined in Section 11.1(b).

“Interest Reduction” is defined in clause (a) in the definition of “Permitted Encumbrances.”

“Jana M Deposit” is defined Section 7.19(c).

“Jana M Leases” is defined in clause (c) of the definition of “Assets.”

“Jana M Well” is defined in clause (c) of the definition of “Assets.”

“Jana M Well AFE” is defined in Section 7.19(c).

“JDA” means the Joint Development Agreement to be entered into among the Parties (and/or their Affiliates, as applicable) with respect to the future development of each DSU and the Jana M Well, in the form attached hereto as Exhibit F.

“Knowledge” means, with respect to Seller, all information actually known, and all information that such person should have known after reasonable investigation and inquiry, by those Persons named on Schedule 1.1(c), but limited to all information each such Person should have known after reasonable investigation and inquiry to such Person’s particular area of the business.

“Laws” means all laws (including common law), acts, statutes, rules, regulations, ordinances, orders (excluding Pooling Orders), decrees, writs, awards, ordinances, requirements, judgments, injunctions, codes and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.

“Leases” is defined in clause (a) of the definition of “Assets.”

“Lien” means any lien, mortgage, pledge, charge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.

“Material Adverse Effect” means any event, change, or circumstance that has a material adverse effect on (a) the ownership, operation, or financial condition of the Assets or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include a material adverse effect resulting from (i) general changes in Hydrocarbon or other commodity prices (other than driven by differentials or costs arising from Contract); (ii) changes in condition or developments generally applicable to the oil and gas industry in the area where the Assets are located; (iii) economic, financial, credit, or political conditions and general changes in markets that affect the industry more broadly (excluding economic, financial or credit changes made by Seller); (iv) acts of God, including hurricanes, tornados, meteorological events, and storms; (v) orders, acts, or failures to act of Governmental Authorities (except to the extent directly resulting from any action taken, or failure to take any action required to be taken, by Seller or its Affiliates); (vi) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vii) any reclassification or recalculation of Hydrocarbon reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (viii) changes in Laws or the Accounting Principles; (ix) effects or changes that are cured by the earlier of the Closing and the termination of this Agreement pursuant to Article 11; (x) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (xi) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise permitted or prescribed hereunder; (xii) natural declines in well performance in the ordinary course of business; or (xiii) entering into this Agreement or the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article 7 in compliance with the terms thereof; except to the extent and then only to the extent any of the events, changes or circumstances referred to in clauses (i), (ii), (iii) and (viii) above materially and disproportionately affect the Assets as compared to similarly situated properties in the geographic area in which the Assets are located or owners or operators thereof.

“Material Contract” means, to the extent binding on the Oil and Gas Properties (or Purchaser’s ownership thereof after Closing) or any other Asset, any Contract that is one or more of the following:

(a) any Contract (other than joint operating agreements, unit operating agreements, pooling agreements, or the Tentative Drilling Schedule for the DSU’s or the Jana M Well) that can reasonably be expected to result in payments by, or revenues to, Seller of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent calendar year or Five Hundred Thousand Dollars ($500,000) in the aggregate over the term of the Contract;

(b) Contracts with any Affiliate of Seller (other than a Seller Entity), in each case, that will not be terminated on or prior to Closing;

(c) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons or produced or fresh water produced from the Oil and Gas Properties that (i) are not cancellable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on at least ninety (90) days prior written notice, or (ii) obligate Seller by virtue of any material take or pay payment, advance payment, production payment, or other similar material payment (other than Royalties established in any Leases or any such obligations reflected on Exhibit A-1 or that materially differ from the information made available in the VDR), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Oil and Gas Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(d) to the extent currently pending, Contracts of Seller to sell, lease, farmout, exchange, or otherwise dispose of all or any part of the Oil and Gas Properties after Closing, but excluding right of reassignment upon intent to abandon any such Oil and Gas Property;

(e) any Contract that constitutes a farmout agreement, farmin agreement, joint development agreement, joint operating agreement, participation agreement, partnership agreement, joint venture agreement, carried interest agreement, PPLA, or similar agreement;

(f) any Contract that (i) constitutes an existing area of mutual interest agreement, mutual interest agreements, or similar agreement, (ii) includes non-competition restrictions, non-solicitation obligations or similar restrictions on doing business, or (iii) require continuous drilling or development of oil and gas leases;

(h) any Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;

(i) to the extent Seller is a party thereto (or bound thereby), any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Seller or any Affiliate of Seller will have any material outstanding obligation after the date of this Agreement;

(j) any Contract that relates to the prior acquisition or disposition of any Assets with respect to which Seller has any material outstanding rights or obligations (other than indemnity rights or obligations that customarily survive closing, unless there is a pending claim under any such indemnity that would be binding on Purchaser or the Asset after Closing);

(k) any Contract that is a seismic or other geophysical licensing agreement pertaining to the Assets;

(l) any Contract for which the primary purpose is to indemnify another Person; and

(m) Contracts for the gathering, treatment, processing, storage, disposal, or transportation of Hydrocarbons or produced or fresh water that (i) contain guaranteed or minimum throughput, minimum volume, or similar requirements or (ii) that are not cancellable without penalty on ninety (90) days or less prior written notice.

“Net Leasehold Mineral Acres” means, as to each parcel or tract burdened by an Additional Lease, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e., gross acres), multiplied by (b) the Undivided Interests in the fee Hydrocarbon interests, non-executive interests in Hydrocarbons and other Hydrocarbon interests in the lands covered by such parcel or tract burdened by the applicable Additional Lease, multiplied by (c) the applicable Seller Entity’s Working Interest in such Additional Lease (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels burdened by such Additional Lease, a separate calculation shall be performed with respect to each such area).

“Net Mineral Acres” means, as to each parcel or tract burdened by a Hydrocarbon lease to the extent within a DSU, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e., gross acres), multiplied by (b) the Undivided Interests in the fee Hydrocarbon interests, non-executive interests in Hydrocarbons and other Hydrocarbon interests in the lands covered by such parcel or tract burdened by the applicable Hydrocarbon lease, multiplied by (c) the applicable Seller Entity’s Working Interest in such Hydrocarbon lease (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels burdened by such Hydrocarbon lease, a separate calculation shall be performed with respect to each such area). As used herein, any references to Net Mineral Acres for a DSU as set forth on Exhibit A-3 shall refer to that set forth under the heading entitled “NMA” or “Net Acres” on Exhibit A-3 for such DSU.

“Net Revenue Interest” means, with respect to any Well, Additional Leases or DSU, as applicable, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Well, Additional Leases or DSU, as applicable, after giving effect to all Royalties.

“NORM” means naturally occurring radioactive material.

“Notice” is defined in Section 13.1.

“OCC” means the Oklahoma Corporation Commission.

“Oil and Gas Properties” is defined in clause (e) of the definition of “Assets.”

“Operating” is defined in the introductory paragraph hereof.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Other Wells” is defined in clause (b) of the definition of “Assets.”

“Party” or “Parties” is defined in the introductory paragraph hereof.

“PDP Leases” is defined in clause (a) of the definition of “Assets.”

“PDP Wells” is defined in clause (b) of the definition of “Assets.”

“Permits” is defined in Section 4.22.

“Permitted Encumbrances” means any or all of the following:

(a) all Royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest in the Subject Formation as to any Well or DSU set forth on Exhibit A-2 or Exhibit A-3, as applicable, below that shown in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or DSU and (ii) increase Seller’s Working Interest in the Subject Formation as to any Well or DSU set forth on Exhibit A-2 or Exhibit A-3, as applicable, above that shown in Exhibit A-2 or Exhibit A-3, as applicable, to greater than the Working Interest in the Subject Formation for such Well or DSU set forth in Exhibit A-2 or Exhibit A-3, as applicable (unless Seller’s Net Revenue Interest with respect to such Well or DSU, with respect to the Subject Formation for such Well or DSU, is greater than the Net Revenue Interest for such Well or DSU as set forth on Exhibit A-2 or Exhibit A-3, as applicable, in the same or greater proportion as such increase in such Working Interest) (each of clauses (i) and (ii), an “Interest Reduction”);

(b) the terms of any Contract described on Schedule 4.8(a), Lease, or Right of Way to the extent the same do not, individually or in the aggregate, (i) materially impair the ownership, operation, or use of the Oil and Gas Properties (as currently owned, operated or used as of the Effective Time) or (ii) result in an Interest Reduction;

(c) all (i) rights of first refusal, preferential purchase rights, and similar rights with respect to the Assets, or (ii) consents, notice requirements and similar restrictions, in each case, that are either set forth on Schedule 4.9 or that are not applicable to the transactions contemplated by this Agreement (whether or not set forth on Schedule 4.9);

(d) Liens created under the terms of the Leases, Rights of Way, Realty Interests or the Contracts, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations (i) owed by Persons other than Seller or any predecessor in interest of Seller or (ii) not yet delinquent (including any amounts being withheld as provided by Law), or, if delinquent, being contested in good faith by appropriate actions and if so contested are set forth on Schedule PE;

(e) Liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so contested, are set forth on Schedule PE;

(f) to the extent not triggered prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(g) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent such does not (i) materially impair the operation, or use of the Oil and Gas Properties (as currently operated or used as of the Effective Time) or (ii) result in an Interest Reduction;

(h) all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use any property in a manner which does not, individually or in the aggregate, materially impair the use of such property for the purposes for which it is currently owned and operated as of the Effective Time or result in an Interest Reduction or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect any franchise, grant, license or Permit;

(i) rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation for each Well set forth on Exhibit A-2 or DSU set forth on Exhibit A-3, or (ii) common owner of any interest in Rights of Way or Realty Interests currently held by Seller and such common owner as tenants in common or through common ownership or by contract, in each case of clause (i) or (ii), to the extent such does not (A) materially impair the operation, or use of the Oil and Gas Properties (as currently owned, operated or used as of the Effective Time) or (B) result in an Interest Reduction;

(j) calls on production under existing Contracts disclosed on Schedule 4.8(a), provided that the holder of such right must pay an index-based price for any production purchased by virtue of such call on production;

(k) except to the extent such delay or failure could reasonably be expected to result in a third party’s superior claim of title to the affected Well or DSU, any (i) failure of the records of any Governmental Authority to reflect Seller as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property, conveyance, or other records of the applicable county; or (ii) failure to record Leases, Rights of Way or Realty Interests issued by any Governmental Authority in the real property, conveyance, or other records of the county in which such Leases, Rights of Way or Realty Interests are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease, Right of Way or Realty Interest;

(n) any Liens, defects, irregularities, or other matters (i) expressly set forth and described in reasonable detail on Exhibit A, or (ii) that are expressly waived in writing by Purchaser (or that have been fully and finally discharged at no cost to Purchaser or the Purchaser Group), at or prior to Closing;

(o) the terms and conditions of this Agreement, or any other Transaction Document;

(p) Liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Seller received any written notice of default under any such mortgage, deed of trust or similar instrument; or

(q) defects solely based on a (i) lack of a division order or (ii) failure to obtain waivers of maintenance of uniform interest in an operating agreement or similar agreement or if the violation of such provision would not give any other Person the right to unwind or void the sale of the affected Asset.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Phase I” is defined in Section 7.1(a).

“Phase II” is defined in Section 7.1(a).

“Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities, the terms and conditions of the Leases, Rights of Way, Realty Interests and Contracts.

“Pooling Order” means any forced pooling orders pending or issued by the OCC which are applicable to any Seller Entity’s interest in any Well or DSU.

“PPLA” means any agreement entered into between Seller Entity (including any predecessor-in-interest to such Seller Entity) on the one hand, and any other Person on the other hand, to govern the terms of participation and development with respect to any Seller Entity’s interest in any Well or DSU in lieu of a Pooling Order.

“Preferential Rights” means any preferential purchase rights, rights of first refusal, preemptive rights or similar rights held by Third Parties that are triggered or required in connection with the sale of the Assets contemplated hereby.

“Preliminary Settlement Statement” is defined in Section 2.6(a).

“Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, title examination and Third Party overhead costs and expenses) and capital expenditures (including broker fees, costs of drilling and completing Wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets. However, costs, expenses and other Damages attributable to the following shall be excluded from Property Costs: (a) personal injury or death, property damage, torts, breach of contract or violation of any Laws; (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities and restoring the surface around such Wells and facilities; (c) Environmental Liabilities; (d) costs incurred to cure or remediate title matters, including Title Defects, or environmental matters, including Environmental Defects; (e) obligations with respect to Imbalances; (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds; (g) obligations to pay bonuses, broker fees and other Lease acquisition, renewal, or extension costs; (h) Taxes; (i) any general and administrative and/or overhead costs that are not (i) charged to the joint account by Third Party operators pursuant to an applicable joint operating agreement or similar Contract or (ii) covered by the overhead costs adjustment contained in Section 2.4(h)(v); and (j) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (i), whether such claims are made pursuant to contract or otherwise.

“Purchaser” is defined in the introductory paragraph hereof.

“Purchaser Benefit Operations” means the operations described on Schedule 2.4(h)(v), including operations conducted with respect to drilled but uncompleted Wells, whether such operations are conducted prior to, at or after the Effective Time.

“Purchaser Group” is defined in Section 12.3.

“Purchaser’s Representatives” is defined in Section 7.1(a).

“Realty Interests” is defined in clause (h) of the definition of “Assets.”

“Reasonable Documentation” means with respect to any Defect asserted by Purchaser, to the extent applicable:

(a) a copy of any available title opinion or landman’s title report associated with the interest attributable to such Title Defect;

(b) a reasonably detailed description of the relevant document to the extent the alleged Defect is a document;

(c) a reasonably detailed description of the applicable deed or assignment preceding and following a gap in the chain of title or a title opinion describing the gap in reasonable detail, to the extent the basis of the alleged Defect is a gap in Seller’s chain of title;

(d) a copy of the documentation (e.g., a Phase I and/or a Phase II) relied upon by Purchaser describing in reasonable detail the Environmental Defect, to the extent the alleged Defect is an Environmental Defect; or

(e) any other documents reasonably necessary for Seller and any Defect Referee (as well as any title attorney, examiner, or environmental consultant hired by such Persons) in Purchaser’s possession or control and relied upon by Purchaser to identify the existence of and Defect Amount with respect to such alleged Defect.

“Reasonably Prudent Owner Standard” means conducting the ownership and operation of the Assets consistent with the standard of care (including the applicable limitations) under the A.A.P.L. Form 610 -2015 Model Form Operating Agreement.

“Records” means all books, records, files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, including electronic copies of all computer records where available, contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, and data sheets), hazard data, surveys, production records, engineering files, and environmental records, but excluding, however, in each case, the Excluded Records.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, emptying, escaping, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

“Remediate” means any remedial, removal, response, investigation, monitoring, cure, construction, closure, disposal, testing, integrity testing, or other corrective actions required or allowed under applicable Environmental Laws to cure or remove an Environmental Defect in accordance with applicable Environmental Laws, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, installation of any necessary pollution control equipment or vapor control equipment or other appropriate restrictions on the Oil and Gas Properties, including caps, dikes, encapsulation or leachate collection systems (including any necessary permitting, filings or interactions with Governmental Authorities), or no action at all, to the extent such remedy or action is appropriate and allowed under applicable Environmental Laws. The term “Remediation” shall have its correlative meaning.

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisors, financing sources, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” means any Consent that expressly provides in the applicable agreement, Lease or contract that (i) provides that such consent may be granted or withheld in the sole discretion of the Person holding the right (or words to similar effect), (ii) expressly provides that (a) any purported assignment in the absence of such consent first having been obtained is void, invalid, or unenforceable against such lessor or other Person, (b) the Person holding the right may terminate the applicable lease, permit, contract, or other instrument creating Seller’s rights in the affected Asset, or (c) the Person holding the right may seek liquidated damages, or (iii) is expressly denied in writing; provided, however, “Required Consent” shall not include (a) any Consent that cannot be unreasonably withheld, conditioned or delayed (unless such Consent implicates subclauses (i), (ii) or (iii)) and (b) any other Customary Consents.

“Retained Obligations” means all obligations and liabilities, known or unknown, arising from, based on, related to or associated with any of the following: (a) pre-Effective Time royalty and working interest revenue payment obligations attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Effective Time (including Suspense Funds not described on Schedule 4.29) but excluding any penalties or interest described in clauses (g) and (l) below; (b) liabilities for personal injuries or death attributable to Seller’s or its Affiliate’s operation of the Assets prior to the Effective Time; (c) obligations arising from joint interest audits to the extent covering time periods prior to the Effective Time; (d) liabilities for offsite disposal of any Hazardous Substances generated or used by or on behalf of Seller or its Affiliates and disposed in, on or below any properties not included in the Assets prior to Closing; (e) any Third Party claim arising from the gross negligence or willful misconduct of Seller in connection with the operation of the Assets prior to Closing; (f) any claim made by any current or former employee of Seller or any Affiliate of Seller relating to the employment with Seller or its Affiliates or the termination of such employment prior to Closing; (g) any penalties or fines imposed by any Governmental Authority and related to Seller’s ownership of the Assets to the extent related to pre-Closing violations of applicable Law by Seller or its Affiliates; (h) the (i) Excluded Assets and (ii) Farmout; (i) any Third Party claim related to the litigation matters set forth on Schedule 4.5 or that should have been set forth on Schedule 4.5; (j) Fraud of the Seller Group; (k) Income Taxes of Seller or any Asset Taxes allocated to Seller in accordance with Section 10.1 (other than any such Asset Taxes to the extent effectively borne by Seller in connection with the determination of the Adjusted Purchase Price as finally determined pursuant to Section 2.6 or any payments made by Seller to Purchaser in respect of the Asset Tax true-up pursuant to Section 10.1(d)); and (l) any penalties or interest related to compliance with the Oklahoma Production Revenue Standards Act (52 O.S. §570 et seq.) attributable to periods of time prior to the Closing and/or improper withholding of Suspense Funds by Seller or its Affiliates; provided that, from and after the date that is twelve (12) months following the Closing Date, all Retained Obligations, other than those set out in clauses (b), (d), and (e) through (l) above, shall be deemed Assumed Obligations.

“Rights of Way” is defined in clause (g) of the definition of “Assets.”

“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Seller” or “Seller Entity” is defined in the introductory paragraph hereof.

“Seller Group” is defined in Section 12.2.

“Seller Indemnification Obligations” is defined in Section 7.17.

“Settlement Price” means, with respect to volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; or (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Contracts setting forth pricing terms for the sale of such Hydrocarbons, the Contract price for such volumes as of the Effective Time.

“Solvent” means, in reference to any Seller Entity, such Seller Entity will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

“Special Warranty Defect” means any Title Defect that would also constitute a breach of Seller’s representations and warranties in Section 4.25 or the special warranty of Defensible Title in the Conveyances.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Formation” means the geologic formation generally known as the Cherokee formation, being the correlative stratigraphic equivalent of the geologic interval seen between the measured depths of 13,802 feet (base) and 11,223 feet (top) on the Maddux 1-27 (NW/4, 27-14N-23W, API: 35129201600000) Dual Induction Laterolog.

“Suspense Funds” means any and all Royalties and other amounts held in suspense by Seller at the Closing (excluding any negative suspense amounts), and any interest accrued in escrow accounts for such suspended funds.

“SWT Deadline” is defined in Section 3.1(b)(ii).

“Target Closing Date” is defined in Section 9.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes provided, or required to be provided, to a Governmental Authority with respect to any Tax, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, property, transfer, value added, sales, use, customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, windfall profit, severance, production, estimated, or other tax, (b) any interest, penalty or addition thereto and any interest in respect of such additions or penalties and (c) any liability in respect of any items described in clause (a) or (b) that arises by reason of contract, assumption, transferee or successor liability, operation of Law or otherwise.

“Tentative Drilling Schedule” is defined in Section 7.2(a)(x).

“Termination Date” is defined in Section 11.1.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Third Party Claim” is defined in Section 12.5(c).

“Title Benefit” means the aggregate beneficial or record title of Seller which, as of the Closing Date:

(a) as to the Subject Formation, entitles Seller to receive a Net Revenue Interest of any Well or DSU set forth on Exhibit A-2 or Exhibit A-3, as applicable, greater than the Net Revenue Interest shown in Exhibit A-2 or Exhibit A-3, as applicable, for such Well or DSU, except as otherwise stated in Exhibit A-2 or Exhibit A-3, as applicable; or

(b) as to the Subject Formation, obligates Seller to bear a Working Interest with respect to any Well or DSU set forth on Exhibit A-2 or Exhibit A-3, as applicable, that is less than the “working interest” percentage shown in Exhibit A-2 or Exhibit A-3, as applicable, with respect to such Well or DSU, except (i) as stated in Exhibit A-2 or Exhibit A-3, as applicable and (ii) decreases that are accompanied by no or a less than proportionate increase in Seller’s Net Revenue Interest.

“Title Benefit Amount” is defined in Section 3.2(e).

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Defect” means any Lien, obligation, burden, encumbrance, defect or other condition, including a discrepancy in Net Revenue Interest, Working Interest or Net Mineral Acres that results in Seller’s title to be less than Defensible Title to any Well or DSU as set forth on Exhibit A-2 or Exhibit A-3, as applicable; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”: (a) any defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is required by applicable Law; (b) any defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession of heirship or estate proceedings, unless evidence shows that such failure or omission results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (c) any defect arising out of lack of corporate or entity authorization, unless evidence shows that such corporate or entity action was not authorized and results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (d) any defect arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, unless such failure results, or is reasonably likely to result, in another Person’s actual and superior claim of title to the Assets; (e) any gap in the chain of title, unless evidence shows that such gap is reasonably likely to result in another party having an actual and superior claim of title by an abstract of title, title opinion or landman’s title chain or runsheet; (f) any defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession or such other matter that would render such defect invalid according to applicable Law; (g) any burden, or defect based solely on the existence of prior oil and gas leases in the chain of title that are not surrendered or released of record, unless such oil and gas leases have not expired; (h) any defect arising from any change in applicable Law after the Execution Date; (i) any Lien, obligation, burden, defect, or loss of title resulting from Seller’s or its Affiliates’ conduct of business in compliance with this Agreement between the Execution Date and Closing; (j) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset; (k) any defects or irregularities in acknowledgements unless evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (l) any defects arising from lack of an affidavit of identity (but excluding an affidavit of heirship or succession in lieu of probate proceedings) or the need for one if the relevant Person’s name is readily apparent unless evidence shows that such failure or omission results in, or is reasonably likely to result in, another Person’s actual and superior claim of title to the Assets; (m) any defects arising from a lack of power of attorney unless affirmative action shows that such failure or omission results in, or is reasonably likely to result in, another Person’s competing claim of title to the Assets; (n) any defects or irregularities resulting from Liens, mortgages, deeds of trust or other encumbrances that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation or (o) any Lien, obligation, burden or defect as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Oil and Gas Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production or failure to conduct operations is conclusively shown to exist during the ten (10) year period immediately prior to the Execution Date and is such that it has given rise to a right of the lessor or other Third Party to terminate the underlying Lease, evidence of which shall be included in a Defect Notice.

“Title Disputed Matter” is defined in Section 3.2(i)(ii).

“Title Referee” is defined in Section 3.2(i)(ii).

“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement, (d) the JDA, and (e) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing or delivered by a Party at Closing.

“Transfer Taxes” is defined in Section 10.2(a).

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of Treasury under the Code.

“Unadjusted Purchase Price” is defined in Section 2.2.

“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the Subject Formation with respect to the applicable properties and assets (whether tangible or intangible, real or personal).

“Unitization” is defined in clause (e) of the definition of “Assets.”

“VDR” means that certain virtual data room maintained by Purchaser for the benefit of Seller with respect to the transactions contemplated hereby.

“Wells” is defined in clause (b) of the definition of “Assets”.

“Working Interest” means, with respect to any Well, Additional Lease or DSU, as applicable, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Well, Additional Lease or DSU, as applicable, required to be borne with respect thereto, but without regard to the effect of any Royalties.

Section 1.2 Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is not exclusive; (j) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (k) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect on the interpretation of this Agreement; (l) all references to “Dollars” means United States Dollars; (m) references to “days” shall mean calendar days, unless the term “Business Days” is used; (n) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (o) any reference in this Agreement to “made available” to Purchaser or its Representatives means a document or other item of information that was provided or made available to Purchaser or its Representatives via email or in the VDR at least one (1) day prior to execution of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.

Section 2.2 Purchase Price. The purchase price for the Assets shall be One Hundred Forty-Four Million Dollars ($144,000,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).

Section 2.3 Deposit.

(a) Within two (2) Business Days of the Execution Date, Purchaser will deposit with the Escrow Agent an amount equal to eight and one half percent (8.5%) of the Unadjusted Purchase Price, being Twelve Million Two Hundred Forty Thousand Dollars ($12,240,000) (together with any interest and investment income earned thereon, the “Deposit”) via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement, such Deposit to be held in escrow by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(b) In the event that Closing occurs, then on the Closing Date the entirety of the Deposit shall be applied as a credit towards the Adjusted Purchase Price and shall be disbursed as provided in Section 9.2(i) and Section 9.3(g).

(c) If for any reason this Agreement is terminated in accordance with Section 11.1, then the Deposit shall be disbursed as provided in Section 11.2 and the Escrow Agreement.

Section 2.4 Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:

(a) decreased in accordance with Section 3.2(g) with respect to Defects;

(b) decreased in accordance with Section 7.4 with respect to Required Consents;

(c) decreased in accordance with Section 7.5 with respect to any applicable Preferential Rights;

(d) decreased by the amount of all Suspense Funds, to the extent such funds are not transferred to Purchaser’s control at the Closing;

(e) decreased in accordance with Section 7.6 with respect to any Casualty Losses;

(f) adjusted for Asset Taxes as follows:

(i) increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 10.1 but paid or otherwise economically borne by Seller; and

(ii) decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 10.1 but paid or otherwise economically borne by Purchaser;

(g) adjusted for Imbalances as follows:

(i) decreased by the aggregate amount owed by Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price); and

(ii) increased by the aggregate amount owed to Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time (on the basis of the applicable Settlement Price)

(h) without prejudice to Seller’s rights under Article 12, adjusted for proceeds and other income, receivables, Property Costs, and other costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) attributable to the Assets as follows:

(i) decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Seller:

(A) amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties paid or paid on behalf of Seller, (2) gathering, processing, and transportation costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) paid in connection with sales of Hydrocarbons, and (3) Property Costs that are deducted by the applicable purchasers of production); and

(B) other income earned with respect to the Assets that is attributable to periods from and after the Effective Time (provided that for purposes of this Section 2.4(h)(i)(B), no adjustment shall be made for funds received by Seller for the account of any Third Party and to which Seller does not become entitled prior to the Cut-Off Date);

(ii) increased by an amount equal to the amount of all Property Costs which are incurred and actually paid by or on behalf of Seller or any Affiliate of Seller in connection with the ownership and operation of any Assets from and after the Effective Time (including any and all such costs borne by Seller or its Affiliates that (A) are chargeable to the Working Interest of Third Party non-operators with respect to the applicable operations under applicable Contracts, (B) have not been reimbursed to Seller or such Affiliate, (C) if paid prior to the Execution Date, are set forth on Schedule 2.4(h)(ii), or (D) if paid after the Execution Date, are incurred in the ordinary course of business or in connection with operations set forth in the Tentative Drilling Schedule), except in each case any costs already deducted in the determination of proceeds in Section 2.4(h);

(iii) decreased by an amount equal to the amount of all Property Costs (excluding, for the avoidance of doubt, Asset Taxes, Income Taxes and Transfer Taxes) attributable to the ownership and operation of the Assets during any period of time prior to the Effective Time that are paid or economically borne by Purchaser (other than Property Costs in connection with Purchaser Benefit Operations on Schedule 2.4(h)(iii);

(iv) increased by the amount of all prepaid Property Costs (including prepaid insurance costs, cash calls to Third Party operators and Royalties) incurred and actually paid by or on behalf of Seller and attributable to periods from and after the Effective Time, in each case, solely to the extent set forth on Schedule 2.4(h)(iv); and

(v) increased by the aggregate amount of all Additional Lease Acquisition Costs attributable to the Additional Leases acquired by Seller pursuant to Section 7.14.

Section 2.5 Procedures.

(a) The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(h) shall be determined in accordance with COPAS and to the extent consistent with COPAS, United States generally accepted accounting principles, but using the cash method of accounting, as consistently applied (the “Accounting Principles”).

(b) All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.

(c) For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.7, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.

(d) Surface use or damage fees and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis (e.g., quarterly, semi-annually, or annually)) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(e) After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs covering periods for which either Party is entirely or in part responsible under Section 2.4, provided that neither Party shall agree to any adjustments to previously assessed costs for which the other Party is liable, or any compromise of any audit claims to which the other Party would be entitled, without the prior written consent of the other Party, such consent not to be unreasonably withheld. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.

(f) “Earned” and “incurred,” as used in Section 2.4(h) and Section 2.7, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.6 Closing Payment and Post-Closing Adjustments.

(a) Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser for review, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4, (ii) the Persons, accounts and amounts of disbursements that Seller designates and nominates to receive the Closing Payment and (iii) the wiring instructions for all such payments and disbursements; provided, however, that the Preliminary Settlement Statement will be based on actual amounts (to the extent available) and shall include good faith estimates (including with respect to revenues and Property Costs for each production month between the Effective Time and the month immediately preceding the calendar month in which Closing occurs, whether or not (i) such Property Costs have been incurred but not yet paid or whether accounting has been finalized or (ii) funds have been received or whether accounting has been finalized (the “Estimated Revenue Amounts”), in each case, where actual amounts are not available. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser may deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at Closing.

(b) As soon as reasonably practicable after the Closing, but no later than the later of (i) ninety (90) days following the Closing Date and (ii) five (5) Business Days after the date the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 3.2(i), Purchaser shall prepare and deliver to Seller a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment (which Adjusted Purchase Price and calculation shall exclude the Defect Escrow Amount, which shall be maintained and disbursed in accordance with the terms of Section 3.2(i)). Purchaser shall make reasonable documentation available to support the final figures. As soon as reasonably practicable, but not later than the fifteenth (15th) day following receipt of such draft final settlement, Seller may deliver to Purchaser a written report containing any changes that Seller proposes be made in such final settlement statement. Any changes not so specified in such written report shall be deemed waived and Purchaser’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail. If Seller fails to timely deliver a written report to Purchaser containing changes Seller proposes to be made to the final settlement statement, the final settlement statement as delivered by Purchaser will be deemed to be correct and mutually agreed upon by the Parties, and, without limiting the application of Section 10.1(d), will be final and binding on the Parties and not subject to further audit or arbitration. Purchaser may deliver a written report to Seller during the same fifteen (15) day period reflecting any changes that Purchaser proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final settlement statement of the Adjusted Purchase Price no later than thirty (30) days following Purchaser’s receipt of Seller’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.6 to a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.6(b). If the Parties are unable to mutually agree upon an Accounting Referee, then the Houston office of the AAA shall choose such Accounting Referee. The Accounting Referee, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the items of adjustment which are in dispute. All communications between any Party and the Accounting Referee shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five (5) Business Days’ notice. The Accounting Referee’s determination, based on materials submitted to the Accounting Referee as described above and not by independent review, shall be made within fifteen (15) days after submission of the matters in dispute and, without limiting the application of Section 10.1(c), shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of this Agreement (including, Section 2.4 and Section 2.5) and shall be limited to selecting either Seller’s position or Purchaser’s position on each disputed amount. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of the Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest (except to the extent expressly provided for in this Section 2.6) or penalties to any Party with respect to any matter. The non-prevailing Party shall pay all costs and expenses (including reasonable attorneys’ fees, the costs associated with each Party presenting its case and the costs and fees of the Accounting Referee). Within five (5) Business Days after the earlier of (i) the expiration of Seller’s fifteen (15) day review period without delivery of any written report and (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price, (A) Purchaser shall pay to Seller the amount by which (1) the Adjusted Purchase Price exceeds (2) the Closing Payment, plus the Deposit, plus the Holdback Amount or (B) Seller shall pay to Purchaser the amount by which (1) the Closing Payment plus the Deposit, plus the Holdback Amount exceeds (2) the Adjusted Purchase Price, as applicable (and in either case, without regard to any Defect Escrow Amounts).

(c) Seller shall reasonably assist Purchaser in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.6(b) by furnishing invoices, receipts, reasonable access to personnel and such other assistance as may be reasonably requested by Purchaser (and in Seller’s possession) to facilitate such process post-Closing.

(d) All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.

Section 2.7 Costs and Revenues.

(a) With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:

(i) Except for amounts included in the Assets, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons (excluding Hydrocarbons inventories in storage or constituting linefill as of the Effective Time) (x) produced from, or attributable to, the Oil and Gas Properties prior to the Effective Time, which amounts are received prior to, on, or after Closing, and to all other income earned with respect to the Assets up to but excluding the Effective Time and received prior to, on or after Closing until the Cut-Off Date, and (y) to the extent attributable to the Estimated Revenue Amounts to the extent that the same resulted in a downward adjustment to the Unadjusted Purchase Price.

(ii) Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to Seller’s interests in the Assets incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the foregoing shall terminate on the Cut-Off Date.

(iii) Except for amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(g)(i), for the Estimated Revenue Amounts to the extent that the same resulted in a downward adjustment to the Unadjusted Purchase Price, Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time.

(iv) Purchaser shall pay and be responsible for (and entitled to any refunds and indemnities with respect to) (A) all Property Costs incurred from and after the Effective Time, and (B) all costs described in Section 2.7(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date.

(b) Without duplication of any adjustments made pursuant to Section 2.4(h), (i) should Purchaser or any Affiliate of Purchaser receive after Closing but before the Cut-Off Date any proceeds or other income to which Seller is entitled under Section 2.7(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (ii) should Seller or any Affiliate of Seller receive after Closing any proceeds or other income to which Purchaser is entitled under Section 2.7(a), Seller shall fully disclose, account for, and promptly remit the same to Purchaser.

(c) Without duplication of any adjustments made pursuant to Section 2.4(h), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing but before the Cut-Off Date any Property Costs for which Seller is responsible under Section 2.7(a), Purchaser shall be reimbursed by Seller promptly after Seller’s receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should Seller, or any Affiliate of Seller, pay after Closing any Property Costs for which Purchaser is responsible under Section 2.7(a), Seller shall be reimbursed by Purchaser promptly after Purchaser’s receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(d) Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.7(a), to the extent such amounts have not been paid on or before the Cut-Off Date.

Section 2.8 Allocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the determination of the final settlement statement (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, (a) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement, and (b) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on IRS Form 8594 (Asset Acquisition Statement under Section 1060), which Purchaser and Seller shall timely file with the IRS, unless otherwise required by applicable Law; provided, however, that (A) if Seller and Purchaser cannot mutually agree on the Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation.

Section 2.9 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable income tax Laws. Purchaser shall use commercially reasonable efforts to provide Seller with written notice of its intent to withhold reasonably in advance of such deduction or withholding, along with a description of the legal basis therefor, and shall cooperate in good faith with Seller to mitigate, reduce, or eliminate any such deduction or withholding. To the extent that amounts are deducted and withheld and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

TITLE AND ENVIRONMENTAL MATTERS

Section 3.1 Title and Environmental Matters.

(a) Purchaser hereby acknowledges and agrees that, prior to Closing, this Article 3, the conditions to closing set forth in Article 8, and the rights and remedies set forth in Article 11 and Article 12, set forth Purchaser’s sole and exclusive remedy against Seller with respect to (i) any Defect, (ii) the failure of Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise), and (iii) the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances or any other environmental condition with respect to the Assets.

(b) Special Warranties of Title in the Conveyances.

(i) The Conveyances delivered at Closing shall contain a special warranty of Defensible Title by Seller whereby Seller warrants Defensible Title to Seller’s right, title and interest in the Oil and Gas Properties conveyed thereunder unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof, but only by, through or under Seller but not otherwise, subject, however, to the Permitted Encumbrances. The special warranty of Defensible Title contained in the Conveyances and this Section 3.1(b) shall be subject to the further limitations and provisions of this Article 3, mutatis mutandis, excluding the Defect Deadline, the Individual Defect Threshold and the Aggregate Defect Threshold.

(ii) As a condition to asserting a valid claim for a breach of Seller’s special warranty of Defensible Title set forth in the Conveyances, no later than the date that is twelve (12) months after the Closing Date (the “SWT Deadline”), for periods following the SWT Deadline, Purchaser may furnish Seller a Defect Notice meeting the requirements of Section 3.2(a) setting forth matters that Purchaser asserts as a breach of the special warranty of Defensible Title set forth in the Conveyances. Seller shall have a reasonable opportunity, but not the obligation, to cure prior to the date that is ninety (90) days after the delivery of the Defect Notice, any Title Defect asserted by Purchaser pursuant to this Section 3.1(b).

(iii) For purposes of the special warranties of Defensible Title contained in the Conveyances, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of Defensible Title contained in the Conveyances shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title contained in the Conveyances, as applicable, as a Title Defect prior to Closing pursuant to Section 3.2 in each case without taking into account the Individual Defect Threshold and the Aggregate Defect Threshold.

Section 3.2 Defects; Adjustments.

(a) Notice of Defects. As a condition to Purchaser asserting any claim with respect to any alleged Defect, Purchaser must deliver a valid Notice or Notices (each a “Defect Notice”) with respect to such alleged Defect to Seller on or before 5:00 p.m. Central Time on the day immediately preceding the Closing (the “Defect Deadline”); provided that Purchaser shall use commercially reasonable efforts to provide to Seller weekly written updates (which may be amended or supplemented by a Defect Notice) that describe any alleged Defects identified by or on behalf of Purchaser or Purchaser’s Representatives during the prior calendar week; provided further, that Purchaser’s failure to provide such preliminary notices with respect to any Defect shall not prejudice or restrict in any respect Purchaser’s right to subsequently assert such Defect on or before the Defect Deadline, nor shall such failure be a breach of this Agreement. In order to be a valid Defect Notice as to each alleged Defect, each such notice shall be in writing and must include the following:

(i) a description of the alleged Defect;

(ii) the Well or DSU subject to such alleged Defect;

(iii) the Allocated Value of the Well or DSU subject to such alleged Defect;

(iv) Purchaser’s good faith estimate of the Defect Amount attributable to such alleged Defect and the computations and information upon which Purchaser’s estimate is based;

(v) all Reasonable Documentation in Purchaser’s or Purchaser’s Representatives possession or reasonable control and relied upon by Purchaser in supporting Purchaser’s assertion and claim of such alleged Defect; and

(vi) with respect to any alleged Environmental Defect, if applicable, reference to applicable Environmental Laws (or permits issued thereunder) that Purchaser alleges have been violated or that Purchaser believes require Remediation with respect to the applicable Assets.

(b) Notice of Title Benefits. As a condition to Seller asserting any claim with respect to any alleged Title Benefit, should Seller discover any Title Benefit at any time on or prior to the Defect Deadline, Seller shall have the right, but not the obligation, but in no event later than the Defect Deadline, to deliver to Purchaser a written notice (each a “Title Benefit Notice”), which Title Benefit Notice shall include:

(i) a description of the alleged Title Benefit;

(ii) the Well or DSU subject to such alleged Title Benefit;

(iii) the Allocated Value of the Well or DSU subject to such alleged Title Benefit;

(iv) Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such alleged Title Benefit and the computations and information upon which such Party’s estimate is based; and

(v) Supporting documents reasonably necessary for Purchaser and the Defect Referee (as well as any title attorney or examiner hired by any such Persons) to verify or investigate the existence of the alleged Title Benefit.

(c) Option to Cure Defects. Seller shall have the right, but not the obligation to attempt, at Seller’s sole cost, to cure or remove, on or prior to the applicable Cure Deadline any alleged Defects asserted in a Defect Notice; provided, however, with respect to any Title Defects that remain uncured as of the Closing, Seller shall be deemed to have elected to cure such Title Defects after Closing unless Seller provides Purchaser written notice indicating otherwise. Alleged Defects shall be deemed to have been cured or removed if Seller and Purchaser agree that, or if there has been a final determination pursuant to Section 3.2(i) that (i) with respect to Title Defects, that the Wells or DSUs (as applicable), affected by such alleged Defect are free of such Defect as of the applicable Cure Deadline, or (ii) with respect to Environmental Defects, such Environmental Defect has been Remediated as of the applicable Cure Deadline. If any asserted Defect is not cured or removed, or if Seller and Purchaser cannot agree as to whether such Defect has been cured, Remediated, or removed, and it is finally determined by the applicable Defect Referee in accordance with Section 3.2(i) that such Defect is not cured, Remediated, or removed by the Cure Deadline, the Unadjusted Purchase Price shall be adjusted by the Defect Amount attributable to such Defect. An election by Seller to attempt to cure or remove a Defect shall not constitute an obligation to cure or attempt to cure such Defect or a waiver of Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Defect.

(d) Defect Amounts. The diminution of value of an Asset attributable to any valid Defect (the “Defect Amount”) as to the applicable Asset affected by such Defect shall be determined as follows:

(i) if Purchaser and Seller agree in writing on the Defect Amount, then that amount shall be the Defect Amount;

(ii) if a Title Defect is a Lien that is liquidated in amount, then the Defect Amount with respect to the applicable Well or DSU shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Well or DSU;

(iii) if a Title Defect as to the Subject Formation affecting any Well or DSU represents a negative discrepancy between (A) the actual Net Revenue Interest for the Subject Formation as to such Well or DSU and (B) the “Net Revenue Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU, then the Defect Amount shall be equal to the product of (1) the Allocated Value of the Subject Formation as to such Well or DSU multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the “Net Revenue Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU minus (b) the actual Net Revenue Interest as to the Subject Formation as to such Well or DSU, and the denominator of which is (y) the “Net Revenue Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU; provided that if the Title Defect does not affect the “Net Revenue Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU throughout its entire productive life, the Defect Amount determined under this Section 3.2(d)(iii) shall be reduced to take into account the applicable time period only;

(iv) if the Title Defect as to the Subject Formation affecting any DSU represents a negative discrepancy between (A) the actual Net Mineral Acres for the Subject Formation as to such DSU and (B) the Net Mineral Acres for such DSU stated on Exhibit A-3, then the Defect Amount shall be equal to the product obtained by multiplying the absolute value of such difference between such Net Mineral Acre amounts by the per-acre value based on the aggregate Allocated Values of the Hydrocarbon leases in such DSU;

(v) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to a Well or DSU of a type not described in Section 3.2(d)(i) through Section 3.2(d)(iv), the Defect Amount shall be determined by taking into account the Allocated Value of the Well or DSU so affected, the portion of Seller’s interest in the Subject Formation as to such Well or DSU affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of the Subject Formation as to such Well or DSU, the values placed upon the Title Defect by Purchaser, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s Working Interest, and such other reasonable factors as are necessary to make a proper evaluation and determination of such value;

(vi) if a Defect is an Environmental Defect, the Defect Amount shall be equal to the estimated cost to Remediate the Asset subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with applicable Environmental Laws taking into account that non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like), if such responses are appropriate and allowed under Environmental Laws, may be the lowest-cost manner reasonably available; provided, however, such Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliate’s employees or Purchaser’s project managers or attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with permit renewal or amendment (but not modification) activities), (C) overhead costs of Purchaser or its Affiliates, and (D) any Remediation costs, fees or expenses charged or chargeable solely to any other Working Interest owner or co-tenant or joint owner of the underlying Assets burdened by such Environmental Defect;

(vii) the Defect Amount with respect to a Defect shall be determined without duplication of any costs or losses included in another Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(viii) notwithstanding anything to the contrary in this Agreement, with respect only to Title Defects, the aggregate adjustment to the Unadjusted Purchase Price for all Defect Amounts attributable to all Title Defects affecting a single Asset shall not exceed the Allocated Value of the same (after giving effect to any applicable adjustments due to prior Title Defects), except with respect to those Title Defects contemplated by Section 3.2(d)(ii).

(e) Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:

(i) if a Title Benefit applicable to the Subject Formation as to any Well or DSU represents a positive discrepancy between (A) the actual Net Revenue Interest for the Subject Formation as to such Well or DSU and (B) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU, and in such case there is a proportionate increase in the actual Working Interest with respect to the Subject Formation as to such Well or DSU, as applicable, from the Working Interest stated on Exhibit A-2 for Seller with respect to the Subject Formation or for such Well or Exhibit A-3 with respect to the Subject Formation for such DSU, as applicable, then the Title Benefit Amount shall be equal to the product of (1) the Allocated Value of the Subject Formation as to such Well or DSU multiplied by (2) a fraction, the numerator of which is (x) the remainder of (a) the actual Net Revenue Interest of the Subject Formation as to such Well or DSU minus (b) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Well or DSU throughout its entire productive life, the Title Benefit Amount determined under this Section 3.2(e)(i) shall be reduced to take into account the applicable time period only; and

(ii) if the Title Benefit represents a benefit of a type not described in Section 3.2(e)(i), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Well or DSU so affected, the portion of Seller’s interest in the Well or DSU affected by the Title Benefit, the legal effect of the Title Benefit, the potential positive economic effect of the Title Benefit over the life of the affected Well or DSU, the values placed upon the Title Benefit by Purchaser and Seller and such other reasonable factors as are necessary to make a proper evaluation and determination of such value.

(f) Defect Threshold. Notwithstanding anything to the contrary in this Agreement:

(i) except as otherwise provided in this Section 3.2(f)¸there shall be no adjustments to the Unadjusted Purchase Price under Section 3.2(g) for any Defect unless (A) the finally determined or agreed Defect Amount for such Defect exceeds the Individual Defect Threshold and (B) the aggregate of all finally determined or agreed Defect Amounts for all such Defects exceeds the Aggregate Defect Threshold; (it being agreed that the Individual Defect Threshold and Aggregate Defect Threshold each represent a threshold and not a deductible);

(ii) notwithstanding anything herein to the contrary, if a single Title Defect affects multiple Wells or DSUs, then the Defect Amounts with respect to such Title Defect as to all such Wells or DSUs, as applicable, shall be aggregated for purposes of calculating, whether the Defect Amount associated with such Title Defect exceeds the Individual Defect Threshold;

(iii) notwithstanding anything herein to the contrary, neither the Individual Defect Threshold nor Aggregate Defect Threshold shall apply to any recourse under this Agreement or the Conveyances with respect to any Special Warranty Defect; and

(iv) the Parties agree that for purposes of calculating the Individual Defect Threshold pursuant to this Section 3.2(f), if an Environmental Defect which is not a physical condition affects multiple properties or Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or the failure to prepare and file the same type of plan (including spill, prevention, control, and countermeasure plans) reports or other regulatory filings), then the

Defect Amounts associated with such Environmental Defect that is common across multiple Assets may be aggregated for purposes of meeting the Individual Defect Threshold.

(g) Sole and Exclusive Remedies for Defects. Subject to Section 3.2(i) and Seller’s right to cure, Remediate, and/or dispute the existence of a Defect and the Defect Amount asserted with respect thereto, in the event that any valid Defect is not waived in writing by Purchaser or is not cured or Remediated (and further subject to Purchaser’s right to dispute the validity of such cure or Remediation) on or prior to the applicable Cure Deadline, then:

(i) subject to satisfaction of the Individual Defect Threshold and Aggregate Defect Threshold pursuant to Section 3.2(f), all Assets subject to any Defects shall be conveyed to Purchaser at Closing and the Unadjusted Purchase Price shall be decreased by the sum of (x) the aggregate finally determined or agreed Defect Amounts attributable to all such finally determined or agreed Title Defects hereunder minus (y) the aggregate finally determined or agreed Title Benefit Amounts attributable to all such finally determined or agreed Title Benefits hereunder, plus the aggregate finally determined or agreed Defect Amounts attributable to all such finally determined or agreed Environmental Defects hereunder; and

(ii) notwithstanding anything herein to the contrary, in lieu of the remedy for Defects set forth in Section 3.2(g)(i), Seller shall have the right, but not the obligation, to elect in writing delivered to Purchaser on or prior to the Closing Date, to exclude the Assets subject to any alleged Defects (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Assets) which either equal or exceed one hundred (100%) of the Allocated Value for such Asset from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A, (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(b) and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets.

(h) Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, the sole and exclusive remedy of Seller with respect to all finally determined or agreed Title Benefit Amounts attributable to all finally determined or agreed Title Benefits shall be to offset the amount of all finally determined or agreed Defect Amounts solely with respect to Title Defects for purposes of calculating the downward adjustment to the Unadjusted Purchase Price pursuant to Section 3.2(g) and may not result in any standalone adjustment; provided that the aggregate Title Benefit Amounts attributable to the effects of all Title Benefits of an affected Well or DSU shall not exceed the Allocated Value of the affected Well or DSU, as applicable.

(i) Disputed Defects; Defect Escrow.

(i) Seller and Purchaser shall use good faith efforts to agree prior to Closing (and if applicable for any Title Defects that Seller is deemed to have elected to attempt to cure after Closing, prior to the Cure Deadline) and after Closing on the interpretation and effect of this Article 3 and the validity and determination of all Title Benefits, Title Benefit Amounts, Defects and Defect Amounts (or the cure or Remediation thereof). If Seller and Purchaser are unable to agree on the validity and determination of any Title Benefit, Title Benefit Amount, Defect or Defect Amount (or the cure thereof) prior to the Closing Date, Purchaser shall deposit with the Escrow Agent a portion of the Adjusted Purchase Price equal to the Defect Escrow Amount in accordance with Section 9.3(c), which shall be held by the Escrow Agent and released to the appropriate Party as provided in this Section 3.2(i) and the terms of the Escrow Agreement and the affected Assets subject to such Defects shall nonetheless be conveyed to Purchaser at Closing.

(ii) If Seller and Purchaser are unable to agree on the interpretation and effect of this Article 3, the existence, cure, Remediation, or amount of (A) any disputed Title Benefits, Title Benefit Amounts, Title Defects, or associated Defect Amounts (each, a “Title Disputed Matter”) by the date that is ten (10) Business Days after the expiration of the Cure Deadline, or (B) any disputed Environmental Defects or Defect Amounts associated with Environmental Defects (each, an “Environmental Disputed Matter” and, together with the Title Disputed Matters, the “Disputed Defect Matters”) by the Closing Date, then, subject to Section 3.2(d), Section 3.2(f) and Section 3.2(g), all such Disputed Defect Matters shall be exclusively and finally resolved pursuant to this Section 3.2(i). During the ten (10) Business Day period following (1) the expiration of the Cure Deadline, each of Seller and Purchaser shall submit in writing its proposed resolution of each Title Disputed Matter to a neutral title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area of the Assets subject to the Disputed Defect Matters and mutually acceptable to Seller and Purchaser, or absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Title Referee”) and (2) the Closing Date, each of Seller and Purchaser shall submit in writing its proposed resolution of each Environmental Disputed Matter to a neutral nationally recognized independent environmental consulting firm mutually acceptable to Seller and Purchaser or, absent such agreement during the ten (10) Business Day period, by the Houston, Texas office of the AAA (the “Environmental Referee” and, together with the Title Referee, each a “Defect Referee”). If a Defect Referee is not agreed upon during the ten (10) Business Day period described above, then the deadline for either Party to submit its written proposal with respect to the applicable Disputed Defect Matters shall be tolled until ten (10) Business Days after the applicable Defect Referee is appointed. A Defect Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(iii) Within ten (10) Business Days after the selection of the applicable Defect Referee, the Parties shall provide to such Defect Referee only the documents and materials described in this Section 3.2(i)(iii), as applicable (it being the intention of the Parties that any Party submitting a Defect Notice or Title Benefit Notice shall only be able to submit to the applicable Defect Referee the information, reports, opinions and materials included with or provided as part of such Defect Notice or Title Benefit Notice):

(A) each Defect Notice and all documentation provided therewith with respect to each disputed Defect;

(B) each Title Benefit Notice and all documentation provided therewith with respect to each disputed Title Benefit; and

(C) this Article 3, Exhibit A-2, and Exhibit A-3, together with any definitions of terms used in this Article 3 and such Exhibits and Schedule, but no other provisions of this Agreement.

(iv) There shall be a single arbitration proceeding for all Title Disputed Matters properly submitted to the Title Referee and a single arbitration proceeding for all Environmental Disputed Matters properly submitted to the Environmental Referee. Each arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 3.2. The applicable Defect Referee’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. Neither Purchaser nor Seller may have any ex parte communications with the applicable Defect Referee’s determination of the applicable Disputed Defect Matters. In making a determination, the applicable Defect Referee shall be bound by the rules set forth in this Article 3 and may consider such other matters as in the opinion of the applicable Defect Referee are necessary or helpful to make a determination; provided, however, in determining the existence or amount of any Defect or Defect Amount, Purchaser may not submit any evidence, records, materials, data or information that was not included in a valid Defect Notice delivered to Seller by the Defect Deadline and neither Purchaser nor Seller shall submit any evidence, records, material, data or information that was not included in Seller’s or Purchaser’s initial written submission to the applicable Defect Referee. Additionally, the applicable Defect Referee may consult with and engage any disinterested Third Party to advise the Defect Referee, including title attorneys, petroleum engineers and environmental consultants.

(v) In rendering his or her award, the applicable Defect Referee shall be limited to selecting either Seller’s position or Purchaser’s position on each of the Disputed Defect Matters. Notwithstanding anything herein to the contrary, the Defect Referee shall have exclusive, final and binding authority with respect to the scope of the Defect Referee’s authority with respect to any Disputed Defect Matters and in no event shall any dispute as to the authority of the Defect Referee to determine any such disputes be subject to resolution or the provisions of Section 13.3. The applicable Defect Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 3 to resolve any Disputed Defect Matter in accordance with this Section and shall not award damages, interest, or penalties to any Party with respect to any matter. The fees, costs and expenses of the applicable Defect Referee shall be borne by Seller, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the applicable Defect Referee bears to the amount actually contested by such Party with respect to all applicable disputed matters. Each Party shall pay its own legal fees and other costs of presenting its case.

(vi) Promptly, but in no event later than three (3) Business Days after such Disputed Defect Matter(s) has been mutually agreed by the Parties or finally determined by a Defect Referee, the Parties shall deliver joint written instructions directing the Escrow Agent to disburse from the Escrow Account the Title Benefit Amount or Defect Amount with respect thereto to the Party entitled to such amount pursuant to the terms of this Agreement, together with any interest accrued on such amount under the terms of the Escrow Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions and matters set forth on the Disclosure Schedules, each Seller Entity jointly and severally represents and warrants to Purchaser on the Execution Date and the Closing Date the matters set out in this Article 4.

Section 4.1 Existence and Qualification. Each Seller Entity is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and, except where the failure to do so does not result in a Material Adverse Effect, is duly qualified to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified.

Section 4.2 Power. Each Seller Entity has the limited liability company power, authority, and capacity to enter into and perform its obligations under this Agreement and the other Transaction

Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all necessary limited liability company action on the part of each Seller Entity. This Agreement has been duly and validly executed and delivered by each Seller Entity (and all Transaction Documents required to be executed and delivered by each Seller Entity at Closing shall be duly and validly executed and delivered by such Seller Entity) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of each Seller Entity, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 4.4 No Conflicts. Except as set forth on Schedule 4.4, any Consents set forth on Schedule 4.9 and any Permitted Encumbrances, and/or as required by the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents, and performance of the terms and conditions hereof and thereof by each Seller Entity, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with, violate or result in a breach under any provision of any Governing Documents of such Seller Entity, (b) result in (with or without the giving of notice, or passage of time or both) the creation of any material Lien on the Assets, (c) result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which such Seller Entity is a party or by which such Seller Entity or the Assets are bound (which shall not be satisfied, assigned or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (d) violate any judgment, order, ruling, or decree applicable to such Seller Entity as a party in interest, (e) require that any Consents be obtained, made or complied with, (f) violate any Laws applicable to such Seller Entity or by which any of the Assets owned by such Seller Entity are bound or affected, or (g) violate or conflict with, or permit the cancellation, termination or acceleration by a Third Party of, or constitute a default, result in the termination or acceleration of the maturity of, or result in the loss of a benefit or increase in any fee, liability or obligation under, any Contract to which such Seller is a party or which affects any of the Assets owned by the Seller Entities, except in each case of the foregoing clauses (b) through (e) for any matters that do not result in a Material Adverse Effect.

Section 4.5 Litigation. Except as set forth on Schedule 4.5, and except with respect to any Action filed or threatened in writing by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, there are no Actions pending, or to Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against any Seller Entity or its Affiliates (a) with respect to the Assets owned by such Seller Entity, (b) that challenges the validity or enforceability of the obligations of such Seller Entity under this Agreement, or (c) that seeks to prevent, delay, or otherwise would reasonably be expected to adversely affect the consummation by such Seller Entity of the transactions contemplated hereby or thereby.

Section 4.6 Taxes. Except as set forth on Schedule 4.6, (a) all material Asset Taxes that have become due and payable have been paid, (b) all material Tax Returns with respect to Asset Taxes required to be filed have been timely filed and such Tax Returns are true, correct and complete in all material respects, (c) there are no liens on any of the Assets attributable to Taxes other than Permitted Encumbrances, (d) no audit, litigation or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and no such claim has been threatened in writing, (e) no claim has been made by any Governmental Authority in a jurisdiction in which Seller does not file a Tax Return for Asset Taxes that Seller is or may be subject to Asset Taxes or required to file Tax Returns for Asset Taxes in that jurisdiction, (f) Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return with respect to Asset Taxes other than extensions of time to file Tax Returns obtained in the ordinary course of business, (g) no statute of limitations in respect of Asset Taxes that is still in effect has been waived and (f) none of the Assets is subject to any tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.7 Compliance with Laws. Except as set forth on Schedule 4.7 (a) such Seller Entity’s ownership and operation of the Assets is, and has been for the period of its ownership of the Assets, in compliance with all applicable Laws in all material respects other than for matters that have been resolved, and (b) neither such Seller Entity, nor any of their respective Affiliates have received any written notice from any Governmental Authority or Third Party regarding any unresolved material violation or failure to comply with any Law or that it is under investigation for potential material non-compliance with any applicable Laws.

Section 4.8 Material Contracts.

(a) Schedule 4.8(a) lists a complete and accurate list of all Material Contracts of such Seller Entity. Prior to the Execution Date, such Seller Entity has made available to Purchaser true and complete copies of each such Material Contract to which such Seller Entity is a party as of the Execution Date, and all amendments or modifications thereto.

(b) Except as set forth on Schedule 4.8(b), (i) each Material Contract of such Seller Entity is in full force and effect and constitutes a legal, valid and binding obligation of such Seller Entity that are a party to such Material Contracts and to the Knowledge of such Seller Entity, each other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) and/or equity (regardless of whether enforceability is considered in an Action at law or in equity), (ii) neither such Seller Entity, nor, to the Knowledge of such Seller Entity, any other Person, is in material breach or material default under any Material Contract, in each case, that would allow for the termination or modification of, or enforcement of any rights under, such Contract or subject such Seller Entity to any material losses, (iii) no written notice to terminate, cancel, breach, amend the terms of, renegotiate, modify, or accelerate or delay the maturity or performance of any Material Contract (in whole or in part) has been received or delivered by such Seller Entity under any such Material Contract, the final resolution of which is outstanding and (iv) no event has occurred that, with the giving of notice or the passage of time or both, would constitute a breach or default in any material respect by such Seller Entity under any Material Contract or, to the Knowledge of such Seller Entity, any other party to such Material Contract.

(c) Except for termination of any applicable Material Contract at or prior to the Closing pursuant to the express terms of this Agreement or any such Material Contract expires at the end of its term (or renewal period) in accordance with its terms, each Material Contract of such Seller Entity is a valid and binding obligation of such Seller Entity, and is in full force and effect in all material respects and enforceable in accordance with its terms against such Seller Entity, to such Seller Entity’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting the rights and remedies of creditors generally, as well as to general principles of public policy (including the power of a court to deny enforcement of remedies generally based upon public policy) and/or equity (regardless of whether enforceability is considered in an Action at law or in equity).

Section 4.9 Consents and Preferential Rights. Except for filings required under the HSR Act and Customary Consents, or as set forth on Schedule 4.9, (a) no Consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any of the Transaction Documents or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby and (b) there are no Preferential Rights applicable to or triggered by the sale or transfer of the Assets of such Seller Entity contemplated by this Agreement.

Section 4.10 Outstanding Capital Commitments. Except as set forth on Schedule 4.10, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation that are binding on Seller for the Oil and Gas Properties or that would affect the Wells and that Seller reasonably anticipates will individually require expenditures by the Seller attributable to periods on or after the Effective Time in excess of One Hundred Thousand ($100,000) (net to Seller’s Working Interests in such Assets).

Section 4.11 Royalties and Working Interest Payments. Except as set forth on Schedule 4.11, all material Royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from or attributable to the Assets payable by such Seller Entity have been properly and timely paid in all material respects, or are being held by such Seller Entity as Suspense Funds, in each case, in material compliance with applicable Laws, the terms of the Leases or applicable Contracts, and to the extent and only to the extent related to periods in which such Seller Entity owned such Oil and Gas Properties prior to the Execution Date.

Section 4.12 Imbalances. Except as set forth on Schedule 4.12 or for which the Unadjusted Purchase Price shall be adjusted under Section 2.4(g) as of the Execution Date, there are no material Imbalances as of the date set forth on Schedule 4.12.

Section 4.13 Wells. Except as described on Schedule 4.13:

(a) there are no Wells operated by such Seller Entity or, to the Knowledge of such Seller Entity, any other Well, (i) with respect to which there is an unresolved order for which such Seller Entity has received unresolved notice from any Governmental Authority, including any notice that such well be Plugged and Abandoned, or (ii) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, the terms of any applicable Contract, or the terms of any applicable Leases, that has not been plugged and abandoned in accordance with such applicable Law, Contract, or Lease, as applicable;

(b) all Wells operated by such Seller Entity (or, to the Knowledge of such Seller Entity, any other Well) in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Contracts, and Laws;

(c) there are no Assets that have been plugged, dismantled or abandoned by such Seller Entity (or, to the Knowledge of such Seller Entity, any other Third Party operator), in each case, in a manner that does not comply in all material respects with applicable Leases, Contracts, and Laws;

(d) no Well operated by such Seller Entity (or, to the Knowledge of such Seller, any other Well) is subject to penalties after the Effective Time on allowables under applicable Laws because of any overproduction occurring prior to the Effective Time; and

(e) each Well operated by such Seller Entity is capable of producing Hydrocarbons at levels similar (in amounts and types) to the production data provided in the VDR, with exception due to natural declines in such Well, and there are no issues (whether mechanical, related to facilities associated with such Well or otherwise) that would cause any such Well to be incapable of producing Hydrocarbons.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14, (i) there are no Actions pending or, to the Knowledge of such Seller Entity, threatened against such Seller Entity (or to the Knowledge of such Seller Entity, any Third Party operator of the Assets) relating to any violation or breach of, or material liability under, any Environmental Laws with respect to the Assets or against the Assets; (ii) such Seller Entity has not (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets has not) entered into any agreements, consents, orders, decrees or judgments with any Governmental Authorities based on any prior violations of Environmental Laws that relates to the use of the Assets or that requires any material Remediation; (iii) such Seller Entity has not (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets has not) received any written notice, reports, order or directive from any Governmental Authority or other Person relating to a material violation of, or material liability under, Environmental Laws, including any of the foregoing asserting that any of the Assets owned or operated by such Seller Entity is the subject of any material Remediation, removal, clean-up, response action, enforcement action or order regarding any material actual or alleged presence or Release of Hazardous Substances that has not been finally resolved under Environmental Laws; (iv) the Assets are and such Seller Entity, with respect to the Assets, is, and for the last five (5) years has been (and to the Knowledge of such Seller Entity, each Third Party operator of the Assets is, and for the last five (5) years has been), in compliance in all material respects with Environmental Laws, which compliance includes and for the last five (5) years has included, obtaining, maintaining and complying in all material respects with all permits, licenses, approvals and other authorizations required under Environmental Laws; (v) there has been no Release of or, to the Knowledge of Seller, exposure to Hazardous Substances that has given or would to give rise to a material liability of such Seller Entity, with respect to the Assets, or the Assets under Environmental Laws; (vi) such Seller Entity has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to the material liability of any other Person under Environmental Laws or relating to Hazardous Substances; and (vii) as of Closing, such Seller Entity has made available to Purchaser copies of all material environmental reports, audits and assessments related to the Assets.

Section 4.15 Credit Support. Schedule 4.15 sets forth a complete and accurate list of all Credit Support provided by or on behalf of Seller in support of the obligations of Seller to any Governmental Authority, contract counterparty or other Person related to the ownership or operation of the Assets.

Section 4.16 Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Seller or any member of the Seller Group for which Purchaser or any of its Affiliates (including the Seller Group following the Closing) shall have any responsibility.

Section 4.17 Non-Consent Operations. Except as set forth on Schedule 4.17 or as reflected in the before-and after-payout Working Interest and Net Revenue Interest set forth in Exhibit A-2 or Exhibit A-3, as applicable, as of the Execution Date, Seller has not declined to participate in any current operation proposed with respect to the Assets that would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election not to participate in such operation.

Section 4.18 Casualty Loss and Condemnation. As of the Execution Date, there is no pending or, to such Seller Entity’s Knowledge, threatened Casualty Loss with respect to any Assets of such Seller Entity with damages estimated to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate for all such Casualty Losses, net to the interest of Seller. There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, of such Seller Entity by reason of condemnation or eminent domain. To such Seller’s Knowledge, there has been no material damage to any Assets of such Seller Entity not covered by insurance since the Effective Time.

Section 4.19 Advanced Payments. Except as set forth in Schedule 4.19 and except for any throughput deficiencies attributable to or arising out of any Imbalances described on Schedule 4.12, (a) with respect to any of the Assets operated by such Seller Entity, none of the Seller Entities, or (b) with respect to any of the Assets not operated by such Seller Entity, to the Knowledge of Seller, none of the Seller Entities, in either case, is obligated by virtue of any take or pay payment, advance payment or other similar payment (other than as established by the terms of the Leases) or under any gathering, transmission or any other similar contract or agreement, to gather, deliver, process or transport Hydrocarbons, produced water, or freshwater, or deliver proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery.

Section 4.20 Lease Status. Except as set forth on Schedule 4.20:

(a) all bonuses, rentals and other similar payments due under the Leases operated by Seller have been properly and timely paid in accordance with the terms of such Leases;

(b) (i) as of the Execution Date, no Seller Entity has received any unresolved written notices alleging any material default or breach under any Lease by such Seller Entity or, to such Seller’s Knowledge, their predecessors in interest, and (ii) no such Seller Entities are and, to such Seller Entities’ Knowledge as of the Execution Date, no other party to any Lease, is in material default or breach of the terms, provisions or conditions of the Leases;

(c) as of the Execution Date, no Seller Entity has received written notice from a lessor, participant under either a Pooling Order or PPLA, or respondent under either a Pooling Order or PPLA of any requirements or demands to drill additional wells on any of the Lease, as applicable, which requirements or demands have not been resolved;

(d) as of the Execution Date, no Seller Entity has received any unresolved written notice seeking to terminate any of the Leases;

(e) none of the Leases contain express provisions obligating such Seller Entity to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease, and other than customary offset drilling provisions);

(f) except for Leases that are held by production or being maintained by operations clauses, none of the Leases set forth in Exhibit A-1 has a primary term that will expire (or that will require a payment to extend) on or before the twelve (12) month anniversary of the Execution Date; and

(g) (i) no Lease operated by such Seller Entity is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production and (ii) to such Seller Entity’s Knowledge as of the Execution Date, no Lease in which such Seller Entity owns an interest, and which is operated by a Third Party operator, is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 4.21 No Transfer. With respect to any Oil and Gas Properties for which Seller owned any depths other than the Subject Formations during the twelve (12) month period prior to the Execution Date, except (a) as set forth on Schedule 4.21, (b) any fee mineral interests that were subsequently leased back to Seller pursuant to a Lease set forth on Exhibit A-1, (b) any overriding royalties, royalty interests, non-participating royalty interests, or other similar non-cost bearing interests as also correspondingly burden the Subject Formation included in the Oil and Gas Properties, (c) Permitted Encumbrances, Seller has not intentionally transferred or, sold any material portion of such Oil and Gas Properties with respect to depths other than the Subject Formations within such twelve (12) month period prior to the Execution Date.

Section 4.22 Permits. As of the Execution Date, except as set forth on Schedule 4.22 such Seller Entity has, in all material respects, all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities (“Permits”) as are necessary to own and operate the Assets of such Seller Entity. Except as set forth on Schedule 4.22, each such Permit is in full force in effect, and such Seller Entity is in material compliance with all obligations under such Permits.

Section 4.23 Payout Balances. Schedule 4.23 sets forth all of the Wells of such Seller Entity that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), and to such Seller’s Knowledge, Schedule 4.23 sets forth the status of any “payout” balance as of the applicable dates set forth therein.

Section 4.24 Surface Use. Except as set forth on Schedule 4.24, none of the Leases, Contracts or Surface Rights and Rights of Way of such Seller Entity are subject to or contain any restrictions on the use by such Seller Entity of the surface, in connection with Hydrocarbon operations, that would materially and adversely affect the operation of the Assets of such Seller Entity as currently owned and operated.

Section 4.25 Special Warranty of Title. Seller represents and warrants (a) Defensible Title to each of the Wells and DSUs and (b) good and defensible title to the Rights of Way and Realty Interests, in each case, unto Purchaser against every Person whomsoever lawfully claims the same or any part thereof by, through or under such Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

Section 4.26 Lease Operating Statements. The information set forth in the lease operating statements with respect to the Oil and Gas Properties owned by such Seller Entity set forth in Schedule 4.26 is true and accurate in all material respects for the time periods covered thereby, subject to ordinary course reconciliations.

Section 4.27 Specified Matters. Except as set forth on Schedule 4.27, there are no losses or liabilities incurred by, suffered by or owing by such Seller Entity as of the Closing caused by, arising out of, or resulting from the following matters to the extent attributable to the ownership, use or operation of the Assets; provided, however, that this representation is limited to the Knowledge of a Seller solely with respect to Wells operated by Third Parties:

(a) except with respect to any Casualty Losses, any Third Party injury or death or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Assets of such Seller Entity prior to the Closing Date;

(b) any material civil fines or penalties or criminal sanctions imposed on such Seller Entity, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law); and

(c) any transportation or disposal of Hazardous Substances (other than Hydrocarbons) from any Asset of such Seller Entity to a site that is not an Asset prior to Closing that is (or if known, would be)

in material violation of applicable Environmental Law or that has given or would give rise to a material liability under applicable Environmental Law.

Section 4.28 Insurance. Set forth on Schedule 4.28 is, as of the Execution Date, a list of all material risk property, general liability, Third Party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance held by, or maintained for the benefit of, any Seller Entity. As of the Execution Date, all of such policies are in full force and effect and there is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers listed on Schedule 4.28. No Seller Entity is in default under any provisions of any such insurance policy in any material respect, nor has any Seller Entity received written notice of cancellation of any insurance policy, nor has any Seller Entity failed to timely report any material claim or reportable incident under such insurance policies. Prior to the Execution Date, Seller has provided to Purchaser a complete and accurate copy of each policy set forth on Schedule 4.28 (including any amendments or supplements thereto).

Section 4.29 Suspense Funds. Schedule 4.29, Part A lists all Suspense Funds held by such Seller Entity as of the date specified on such schedule. To the Knowledge of such Seller Entity, except as set forth on Schedule 4.29, Part B, all Royalties and proceeds from the sale of Hydrocarbons produced from the Assets are being received by Seller in a timely manner and are not being held in suspense by Third Parties (other than any statutory minimum royalties) in any material respects.

Section 4.30 Personal Property. All of the personal property included in the Assets of such Seller Entity, including the Equipment, is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of such Seller Entity, in all material respects, ordinary wear and tear excepted.

Section 4.31 Hedging Transactions. There are no existing futures, options, swaps or other derivatives with respect to the sale of Hydrocarbons from the Assets to which any Seller Entity is a party that will be binding on the Assets after the Closing.

Section 4.32 Regulatory. No Seller Entity (a) is engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, or uses any of the Assets owned by any such Seller Entity in a manner that subjects it, any Third Party operator of the Assets owned by any member of such Seller Entity or any future owner of the Assets owned by it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to the blanket certificate described below), or (ii) as a common carrier pipeline under the Interstate Commerce Act; or (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of Law or a blanket certificate issued to permit participation in capacity release transactions. No such Seller Entity has acquired any of the Assets owned by such Seller Entity through the use of eminent domain or condemnation.

Section 4.33 Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership Actions pending against, being contemplated by or, to Seller’s Knowledge, threatened in writing against, Seller or any Affiliate thereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:

Section 5.1 Existence and Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and except where failure to do so would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or materially impair Purchaser’s ability to perform its obligations under the Transaction Documents, is duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to be so qualified.

Section 5.2 Power. Purchaser has the limited liability company power to enter into and perform its obligations under this Agreement, the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly and validly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such Transaction Documents shall constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in an Action in equity or at law).

Section 5.4 No Conflicts. Except for any requirements under Antitrust Laws, any filings that will be made pursuant to the rules or regulations of the NYSE, or any Customary Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, do not (a) violate any provision of any Governing Documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling or regulation applicable to Purchaser as a party in interest or (d) violate any Law applicable to Purchaser.

Section 5.5 Consents, Approvals or Waivers. Except for any requirements under Antitrust Laws, its Governing Documents (including approval by its board of directors), any filings that will be made pursuant to the rules or regulations of the NYSE, or any Customary Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party, other than any consent, approval or notice that if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Purchaser is, or will be, a party or to materially impair Purchaser’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.6 Litigation. Except for any Actions filed or threatened by any Governmental Authority after the Execution Date related to or arising out of Antitrust Laws, the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereunder, there are no Actions (including condemnation, expropriation, or forfeiture proceedings) (a) pending before any Governmental Authority or arbitrator against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby or (b) to Purchaser’s knowledge, threatened in writing by any Third Party or Governmental Authority against Purchaser or its Affiliates seeking to prevent the consummation of the transactions contemplated hereby.

Section 5.7 Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Actions pending against, being contemplated by or, to the knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof (whether by Purchaser or any Third Party).

Section 5.8 Financing. As of the Execution Date and as of the Closing Date, Buyer has the financial capability and sufficient unrestricted funds available (through cash on hand or unrestricted cash available to it under existing credit agreements) necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents on the terms and subject to the conditions set forth herein.

Section 5.9 Qualification. Purchaser, or an Affiliate or subsidiary of Purchaser, is, or as of the Closing will be, qualified under all applicable Laws to own the Assets and operate the Assets (if any) operated by Seller immediately prior to Closing and Purchaser, or an Affiliate or subsidiary of Purchaser, has, or as of the Closing will have, posted and provided all Credit Support, and provided such evidence of Credit Support, as may be required under Section 7.11 for the ownership of the Assets and operation of the Assets operated by Seller immediately prior to Closing.

Section 5.10 Independent Evaluation. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction. Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.

ARTICLE 6

DISCLAIMERS AND ACKNOWLEDGEMENTS

Section 6.1 General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 9.2(F) OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND ABSENT FRAUD, (A) NO MEMBER OF THE SELLER GROUP MAKES, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (i) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (ii) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iii) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (iv) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (v) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, PROFITABILITY, RETURN OF CAPITAL, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (vi) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT AND/OR (vii) ANY BULK SALES LAWS OR SIMILAR LAWS, OR (viii) FUTURE HYDROCARBON PRICES, AND (B) SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE, SUBJECT TO PURCHASER’S RIGHTS AND REMEDIES PURSUANT TO ARTICLE 3, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND (C) PURCHASER WILL HAVE MADE, OR CAUSED TO BE MADE, PRIOR TO THE CLOSING SUCH INSPECTIONS OF THE ASSETS AS PURCHASER DEEMS APPROPRIATE. PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND, ABSENT FRAUD, PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIMS, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST SELLER OR ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN.

Section 6.2 Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, or other Hazardous Substances; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain other wastes or Hazardous Substances; and (d) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, and other Hazardous Substances from the Assets. SUBJECT TO THE TERMS OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND ABSENT FRAUD, (I) SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY ENVIRONMENTAL DEFECT, ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED, IN EACH CASE SUBJECT TO PURCHASER’S RIGHTS IN ARTICLE 3, ARTICLE 11, ARTICLE 12 AND ARTICLE 13, (II) AS OF CLOSING, PURCHASER SHALL HAVE INSPECTED

AND WAIVED ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES UNDER THIS AGREEMENT. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, AND (III) AS OF CLOSING, PURCHASER WILL HAVE MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION.

Section 6.3 Limited Duties. ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, ABSENT FRAUD, THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

Section 6.4 Calculations, Reporting and Payments. PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S METHODOLOGIES OR PRIOR PRACTICES FOR THE CALCULATION AND REPORTING OF PRODUCTION AND ROYALTIES ATTRIBUTABLE TO PRODUCTION PRIOR TO THE EFFECTIVE TIME.

Section 6.5 Changes in Prices; Well Events. WITHOUT LIMITATION OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4, PURCHASER ACKNOWLEDGES THAT IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO: (A) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME (EXCEPT AS GOVERNED BY MATERIAL CONTRACTS FOR THE TRANSPORTATION AND SALE OF HYDROCARBONS); (B) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE CLOSING DATE AND (C) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.

Section 6.6 Conspicuousness. Seller and Purchaser agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Article 6 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable law.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Upon execution of this Agreement until the Defect Deadline, Seller shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s or any of Seller’s Affiliates’ possession (including, as of the Execution Date, access to all title Records, including any such Records tying out or otherwise illustrating Sellers’ internal methodology for allocating Leases and tracts (or portions thereof) to specific DSUs; provided that Seller may be permitted to supplement such Records, as necessary, from time to time after the Execution Date), and any Assets, for the purpose of conducting a reasonable due diligence review of the Assets and Records, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party; provided that Seller shall, if requested by Purchaser use commercially reasonable efforts (without the obligation to incur any additional liability or obligation or to pay any monies) to seek a consent or waiver to permit disclosure of confidential information without breach of any applicable confidentiality obligation. Such access shall be granted to Purchaser (A) with respect to the Records, electronically or, if not available electronically, in the offices of Seller and/or its Affiliates, and (B) otherwise on the premises of the applicable Assets and/or (C) electronically through the VDR or other electronic means. To the extent that any Third Parties operate the Assets, Seller’s obligations to provide Purchaser with access to such Assets shall be limited to using commercially reasonable efforts to request that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets. All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets shall be conducted at Purchaser’s sole cost, and expense. At Seller’s sole cost and expense, Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets and are permitted to collect split test samples if any are collected pursuant to approved invasive activities under this Section 7.1(a). Purchaser’s investigation and review shall be conducted in a manner that minimizes unreasonable interference with the ownership or operation of the Assets or the business of Seller or co-owners thereof and Purchaser’s inspection right with respect to the environmental condition of the Assets shall, unless otherwise agreed by the Parties in writing, be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13 or -21) or a similar visual assessment (including a customary visual inspection of the Assets using thermal, laser, light detection and ranging, flir or similar optical gas imaging equipment), and limited regulatory compliance review (including air quality permitting and compliance related records) (“Phase I”) that does not include invasive sampling or testing of any environmental media. Purchaser shall not be entitled to conduct any Phase II Environmental Site Assessments similar to A.S.T.M. Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-11), or any other invasive or intrusive testing, or sampling on, or relating to the Assets (“Phase II”), without the prior written consent of Seller, with such consent to be granted, conditioned, or withheld at the sole discretion of Seller; provided, that if after conducting a Phase I, a Phase II or other invasive or subsurface activities are recommended or reasonably necessary to determine the existence or scope of any potential Environmental Defect, or to determine any Defect Amount, and Seller withholds its consent to conduct such activities or to access the affected Asset, Purchaser, in its sole discretion, may exclude such affected Asset, and such Assets shall constitute Excluded Assets for all purposes hereunder, and the Unadjusted Purchase Price will be adjusted downwards by the Allocated Value of the affected Asset. If requested in writing by Seller, Purchaser shall furnish to Seller, free of costs, a copy of all final reports and test results prepared by or for Purchaser related to Purchaser’s diligence and investigation of the Assets, including any and all Phase I, Phase II, or further environmental assessments, intrusive testing or sampling (invasive or otherwise) on or relating to any of the Assets, or any portion thereof, solely to the extent such final reports or test results are relied upon by Purchaser in connection with an Environmental Defect asserted in a Defect Notice delivered to Seller in accordance with Section 3.2(a). Purchaser shall obtain from any applicable Governmental Authorities and

Third Parties all permits necessary or required to conduct any approved invasive activities permitted by Seller; provided that, upon request, Seller shall provide Purchaser with assistance (at no cost or liability to Seller) as reasonably requested by Purchaser that may be necessary to secure such permits. If the Closing does not occur, Purchaser (1) shall promptly return to Seller or destroy all copies of the Records, reports, test reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (2) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential in accordance with the terms of the Confidentiality Agreement.

(b) Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group, and, to the extent required in connection with a grant of access, the other owners of interests in the Oil and Gas Properties, from and against any and all Damages (including court costs and reasonable attorneys’ fees), including Damages attributable to, arising out of, Purchaser or Purchaser’s Representatives’ access to the Records, any offices of Seller or its Affiliates, or the Assets prior to the Closing by Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP, BUT EXCLUDING DAMAGES ARISING OUT OF (I) FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY MEMBER OF SELLER GROUP, OR (II) THE MERE DISCOVERY OF ANY ENVIRONMENTAL CONDITION, INCLUDING ANY ENVIRONMENTAL LIABILITIES, UNCOVERED OR DISCOVERED BY PURCHASER OR PURCHASER’S REPRESENTATIVES DURING THE COURSE OF ANY INSPECTION OF THE ASSETS, EXCEPT AND ONLY TO THE EXTENT THAT THE SAME ARE EXACERBATED DUE TO PURCHASER’S OR PURCHASER’S REPRESENTATIVES’ PHYSICAL ACTION ON THE ASSETS, FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c) Upon completion of Purchaser’s due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to any member of the Seller Group, (i) repair all damage done to the Assets resulting from Purchaser’s or Purchaser’s Representatives’ due diligence, (ii) restore the Assets to the approximate same condition than they were prior to commencement of Purchaser’s or Purchaser’s Representative’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s or Purchaser’s Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Purchaser’s or Purchaser’s Representatives’ due diligence shall be promptly corrected by Purchaser.

(d) During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Seller’s premises, Purchaser shall maintain, at its sole expense, policies of insurance of the types and in the amounts sufficient to cover Purchaser’s obligations under this Section 7.1. Coverage under all insurance required to be carried by Purchaser hereunder shall (i) be primary insurance; (ii) list the members of the Seller Group as additional insureds; (iii) waive subrogation against the members of the Seller Group; and (iv) provide for five (5) days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon written request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller or its Affiliates.

Section 7.2 Operation of Business.

(a) From the Execution Date until the Closing, except (w) as required by the terms of applicable Laws, (x) as set forth in the tentative drilling schedule set forth on Schedule 7.2 (the “Tentative Drilling Schedule”), (y) for the operations covered by the capital commitments described on Schedule 4.10, or (z) as expressly contemplated by this Agreement or as expressly consented to in writing and in advance by Purchaser, Seller shall:

(i) conduct the ownership and operation of the Assets in the ordinary course of business, and in each case, consistent with (A) the Reasonably Prudent Owner Standard and (B) in substantially the same manner as conducted by Seller in the twelve (12) month period prior to the Execution Date;

(ii) not transfer, sell, hypothecate, encumber, novate, swap, trade, exchange, pledge, relinquish, abandon, or otherwise dispose of any of its Assets, except for (A) sales and dispositions of Hydrocarbons in the ordinary course of business, or (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws, or Contracts; provided that, notwithstanding anything to the contrary in this Agreement, advance written consent from Purchaser shall be required prior to the Plugging and Abandonment of any Asset;

(iii) not enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, amend, waive, assign, dispose of, affirmatively release any material right under or extend any Material Contracts (or Contracts that would be required to be listed on Section 4.8 had such Contract been entered into as of the Execution Date); provided, however, notwithstanding anything to the contrary in Section 7.2(b), Purchaser shall not unreasonably withhold, condition or delay its consent for Seller to enter any additional Material Contract or any amendments, extensions and/or supplements of any Material Contracts (other than any agreement of the type described in clause (b) of the definition of “Material Contracts”) to the extent that the same is necessary in order to conduct the operations of the Wells or as set forth in the Tentative Drilling Schedule;

(iv) not propose, conduct, agree to or make any election to participate in, or make any non-consent election with respect to, any capital expenditures for operations that are not contemplated in the Tentative Drilling Schedule, in each case, that individually is reasonably estimated to involve commitments in excess of One Hundred Thousand Dollars ($100,000) (net to the Working Interest of Seller);

(v) use commercially reasonable efforts to maintain existing material Permits affecting the Assets;

(vi) maintain the books of accounts and Records of each Seller Entity in the ordinary course of business, in accordance with its usual accounting practices;

(vii) use commercially reasonable efforts to maintain or, to the extent expiring, renew in similar amounts and types to the extent then available on commercially reasonable terms and prices, the current insurance policies of the Seller Group, including as set forth on Schedule 4.28, and not voluntarily reduce or terminate any existing insurance of Seller;

(viii) promptly, but in any event within three (3) Business Days, notify Purchaser of any actions, suits or proceedings filed with any Governmental Authority, or, to Seller’s Knowledge, threatened in writing against any Seller Entity, that pertain to the Assets or the transactions contemplated by this Agreement, or any actual or threatened Casualty Loss;

(ix) not institute any Action, or enter into, or offer to enter into, any compromise, release or settlement of any Action pertaining to the Assets of any Seller Entity, or waive or release any material right of any Seller Entity, (A) for which the amount in controversy is reasonably expected to be in excess of One Hundred Thousand Dollars ($100,000) (net to the Working Interest of Seller); or (B) with respect to any compromise, release or settlement, that (1) does not result in a final resolution of the applicable Seller Entity’s liability with respect to a Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim), (2) provides for any injunctive relief again, or requires any performance by, any Seller Entity other than payment of monetary Damages or (3) otherwise may adversely affect the ownership and/or operation of the Assets with respect to any period of time after the Effective Time (other than as a result of monetary damages);

(x) other than Preferential Rights arising under customary A.A.P.L. form joint operating agreements, not grant or create any Preferential Right or Consent (other than any Consent that cannot, by its express terms, be unreasonably withheld, conditioned or delayed by the holder thereof) with respect to the Assets; and

(xi) promptly, but in any event within three (3) Business Days, furnish Purchaser with a copy of all drilling, completion and workover AFEs that Seller receives after the Execution Date which will be binding on the Assets after the Effective Time from any Third Parties or upon issuance by the Seller or any Affiliate of Seller; provided that, notwithstanding anything to the contrary in this Agreement, advance written consent from Purchaser shall not be required prior to the issuance of any such AFE by Seller or any Affiliate of Seller for operation of the PDP Wells and PDP Leases in accordance with Section 7.2(a)(i) that Seller reasonably expects to result in aggregate costs to Seller in an amount less than One Hundred Thousand Dollars ($100,000), net to the Working Interest of Seller.

(b) Purchaser’s approval of any action restricted by Section 7.2(a) shall not be unreasonably withheld, conditioned or delayed, except for any consent of Purchaser with respect to clauses (ii), (iii) (except as expressly set forth in such clause (iii)), (vii), (ix) and (x) (which consent shall be granted or withheld by Purchaser in its sole discretion), and shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is expressly specified in Seller’s notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 7.2, in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment, Seller may take such actions as are reasonably necessary to address an emergency to protect life or protect against an imminent and substantial threat to environment or property, or as otherwise required by applicable Law, and shall notify Purchaser of such action promptly thereafter.

Section 7.3 Consent and Preferential Purchase Rights Notices. Within five (5) Business Days following the Execution Date, Seller shall use commercially reasonable efforts to prepare and send, or cause to be prepared and sent, (a) notices to the holders of any Required Consents that are set forth on Schedule 4.9 and other Consents (other than Customary Consents) requesting consents and approvals to the transactions of Seller contemplated by this Agreement and (b) notices to the holders of any applicable Preferential Rights that are set forth on Schedule 4.9 in compliance with the terms of such rights and requesting waivers of such rights. In attempting to identify the names and addresses of such Persons holding such Consents or Preferential Rights, Seller shall not in any event be obligated to go beyond Seller’s own Records. Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents, to be obtained and delivered prior to Closing and all such Preferential Rights to be waived, provided that Seller shall not be required to make payments or undertake obligations to obtain any such Consents. Seller shall not be liable or obligated to Purchaser for any Damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, Purchaser or Seller discovers any Consents, Required Consents or Preferential Rights that are not set forth on Schedule 4.9 and, such Party shall promptly (but in any event within three (3) Business Days) after discovery provide written notice to the other Party of such Consents, Required Consents, or Preferential Rights, whereupon the other Party shall promptly thereafter send the notices and requests as to such Consents, Required Consents and Preferential Rights required under and in accordance with this Section 7.3, Section 7.4 and Section 7.5, as applicable.

Section 7.4 Consents to Assignment.

(a) In cases in which the Asset subject to an unobtained Required Consent is an Asset other than an Oil and Gas Property, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unobtained Required Consent, the Parties shall continue after Closing until the Cut-Off Date to use commercially reasonable efforts to obtain the Required Consent so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and, if permitted pursuant to applicable Law and agreement, such Asset shall be held by Seller for the benefit of Purchaser, Purchaser shall assume as part of the Assumed Obligations and bear and pay all amounts due thereunder or with respect thereto, and Purchaser shall be responsible for the performance of any obligations and Damages under or with respect to such Asset to the extent that Purchaser has been transferred the Assets necessary to such performance until the applicable Required Consent is obtained.

(b) In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, then either Party may elect to exclude the Oil and Gas Property subject to such Required Consent (along with any other Assets reasonably necessary or desirable for the ownership or operation of such Oil and Gas Property), in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas Property and other Assets, (ii) such excluded Oil and Gas Property and other Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (iii) such excluded Oil and Gas Property and other Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(b) is subsequently obtained prior to the Cut-Off Date, (A) Seller shall, promptly after such Required Consent requirement is satisfied, convey the applicable Oil and Gas Property and Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Assets under Section 2.4 to Seller), and (D) such Oil and Gas Property and Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.

Section 7.5 Preferential Rights.

(a) Any Preferential Rights must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 on the terms set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, adjusted as set forth herein.

(b) If any Preferential Right as to any Assets is validly exercised prior to Closing, then (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such Asset, (ii) such Assets shall be deemed to be deleted from Exhibit A and added to Schedule 1.1(b), and (iii) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event the holder of any Preferential Right as to any Assets validly exercises such Preferential Right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date, then (A) Seller shall promptly convey the applicable Assets to Purchaser, (B) the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (D) such Assets shall no longer be deemed to be (1) deleted from Exhibit A, (2) added to Schedule 1.1(b), or (3) Excluded Assets for any purposes hereunder.

(c) Should a Third Party fail to validly exercise or waive its Preferential Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver of such Preferential Right has not yet expired, then (i) the Unadjusted Purchase Price shall not be reduced by the Allocated Value of such Assets, (ii) such Assets shall be included in the Assets and conveyed by Seller to Purchaser at Closing, (iii) from and after Closing, Purchaser shall be entitled to all amounts payable by such holder in connection with such Preferential Right, and (iv) from and after Closing, Purchaser shall comply with, be responsible for and perform all obligations arising with or attributable to such Preferential Right.

(d) The Parties acknowledge and agree that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets. Accordingly, it is expressly understood and agreed that Seller does not desire to sell to any Person other than Purchaser any Assets subject to any Preferential Right unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable Preferential Right to purchase. In furtherance of the foregoing, Seller’s obligation hereunder to sell its Assets subject to any Preferential Right to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of such Assets which is not otherwise burdened thereby.

Section 7.6 Casualty and Condemnation. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), Seller shall promptly notify Purchaser in writing describing, in reasonable detail and in good faith, the nature, extent and estimated costs to repair or replace the Assets subject to such Casualty Loss. If (a) (i) the Casualty Loss does not equal or exceed One Million Dollars ($1,000,000), and the Closing thereafter occurs, or (ii) the Casualty Loss equals or exceeds One Million Dollars ($1,000,000), such Casualty Loss is covered by Third Party insurance, and, upon receipt of Seller’s notice, Seller elects to proceed to Closing without an adjustment to the Unadjusted Purchase Price, then, in each case, Seller shall pay to Purchaser at Closing all sums actually paid to Seller by Third Parties by reason of such Casualty Loss insofar as with respect to the Assets and shall assign, transfer and set over to Purchaser or subrogate Purchaser to all of Seller’s or its Affiliates right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Damages, other than insurance claims, of or against any Seller Group member) arising out of such Casualty Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Purchaser shall assign to Seller) all right, title, interest and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims or other rights against Third Parties, and (b) if the Casualty Loss equals or exceeds One Million Dollars ($1,000,000), upon receipt of Seller’s notice, Seller shall elect to either (i) proceed with the Closing without an adjustment to the Unadjusted Purchase Price, in which case the terms of clause (a)(ii) above shall apply, or (ii) reduce the Unadjusted Purchase Price by the cost and expense to repair or replace the Assets affected by such Casualty Loss. For the avoidance of doubt, for any Casualty Loss that equals or exceeds One Million Dollars ($1,000,000) but is not covered by a Third Party insurance policy, Seller shall reduce the Unadjusted

Purchase Price by the cost and expense to repair or replace the Assets affected by such Casualty Loss. If the Parties are unable to agree on the amount of any reduction to the Unadjusted Purchase Price under this Section 7.6 or the preceding sentence, Seller’s good faith and reasonable estimate shall be used for the purposes of adjusting the Unadjusted Purchase Price at Closing, subject to final adjustment in accordance with Section 2.4.

Section 7.7 Closing Efforts and Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby, including by using commercially reasonable efforts to (i) cause the conditions precedent of Seller (in the case of Purchaser) and of Purchaser (in the case of Seller) set forth in Article 8 to be satisfied by the Initial Outside Date, (ii) obtain all necessary Consents, from Governmental Authorities, including by making all necessary registrations, declarations and filings with Governmental Authorities (and, in the case of filings required to be made pursuant to the HSR Act, making such filings as promptly as practicable , but not later than ten (10) days after the Execution Date, and requesting an early termination of the waiting period) and taking all steps as may be necessary to avoid, or to have terminated, if begun, any Action by any Governmental Authority by the Target Closing Date, (iii) defend any investigations, actions, suits or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Authority that could prevent or delay the consummation of the transactions contemplated hereby and (iv) execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Purchaser, and to otherwise accomplish the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary in this Section 7.7 or otherwise, no member of the Purchaser Group shall be required to, and shall not be required to cause its Affiliates to (and Seller shall not, and shall not agree to, without Purchaser’s prior written consent) sell, divest, hold separate, license, relinquish, otherwise dispose of, or agree to any limitation on its freedom of action, ownership, or control with respect to any assets, businesses, properties, or interests in or of any Person, or agree or consent to any of the foregoing.

(c) In furtherance and not in limitation of the foregoing, Seller and Purchaser shall (i) each furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated hereby, (ii) make an appropriate response as promptly as reasonably practicable to any inquiries requests for additional information or documentation by the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or by any other Governmental Authority in respect of such registrations, declarations and filings or such transactions, (iii) promptly notify the other Party of any material communication between that Party and the FTC, the DOJ or any other Governmental Authority, (iv) discuss with and permit the other Party (and its counsel) to review in advance, and consider in good faith the other Party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Action by a private party to any other Person, relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law in connection with the transactions contemplated hereby, (v) not participate or agree to participate in any meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any filings, investigation or inquiry relating to any regulatory Law or any investigation or other Action pursuant to any regulatory Law in connection with this Agreement or the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, telephone call or discussion, (vi) furnish the other Party promptly with copies of all correspondence and communications relating to any regulatory Law or any investigation or Action pursuant to any regulatory Law between them and their Affiliates and their respective representatives on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated hereby and (vii) cooperate in good faith with the other Party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other regulatory Law with respect to any such registration, declaration and filing or any such transaction. Anything to the contrary in this Section 7.7 notwithstanding, materials provided to the other Party or its outside counsel may be redacted to remove references concerning the valuation of Purchaser or Seller or as necessary to address reasonable privilege or confidentiality concerns. In furtherance and not in limitation of the foregoing, Seller and Purchaser agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior consent of the other Party, not to be unreasonably withheld or delayed. All filing fees incurred in connection with any filings made pursuant to the HSR Act in connection with the transactions contemplated hereunder shall be borne) by Purchaser.

Section 7.8 Notifications. Purchaser shall notify Seller in writing promptly after Purchaser obtains knowledge that any representation or warranty of Seller contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. Seller shall notify Purchaser in writing promptly after Seller obtains knowledge that any representation or warranty of Purchaser contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. It is understood and agreed that the delivery of any notice required under this Section 7.8 shall not in any manner constitute a waiver by any Party of any conditions precedent to the Closing hereunder.

Section 7.9 Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such Indemnifying Party (or any of its Affiliates) prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.

Section 7.10 Press Releases. From and after the Execution Date, neither Party shall make, and shall cause each of its Affiliates not to make, any press release or public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties hereto without the prior written consent of the other Party (with such consent not to be unreasonably withheld, delayed, or conditioned); provided, however, the foregoing shall not restrict disclosures by Purchaser or any of its Affiliates (a) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or Affiliate of Purchaser (in which case, and until Closing, Purchaser shall use commercially reasonable efforts to refrain from disclosing the identity of Seller to the public, to the extent permitted by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser of Affiliate of Purchaser), or (b) to Governmental Authorities or any Third Party holding Preferential Rights to purchase, rights of consent, or other rights that may be applicable to the transactions contemplated by this

Agreement, as reasonably necessary to provide notices, seek waivers, amendments, or terminations of such rights, or seek such consents.

Section 7.11 Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 7.11, none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets shall be included in or constitute any Assets or be transferred to the Purchaser at Closing. At or prior to the Closing, Purchaser shall post and provide any and all Credit Support set forth on Schedule 4.15 necessary to obtain the release, return, and replacement of all Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, with each such release and replacement in the form and substance satisfactory to Seller. At the Closing, Purchaser shall cause the return or reimbursement of Seller for any cash deposits constituting Credit Support that are provided, funded, or otherwise supported by any member of the Seller Group with respect to the Assets to be assigned hereunder by Seller.

Section 7.12 Expenses; Filings, Certain Governmental Approvals and Removal of Names.

(a) Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

(b) Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities and will promptly provide recorded copies to Seller, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

(c) As soon as reasonably practicable following the Closing, Purchaser shall eliminate the name “Upland” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates. For the avoidance of doubt, nothing herein is intended to grant any right to use any logos, trademarks, or trade names belonging to Purchaser or any of its Affiliates to Seller or any of its Affiliates.

Section 7.13 Records.

(a) As of the Execution Date, Seller shall provide Purchaser access to the Records consistent with Section 7.1(a); provided, however, that Seller shall make available to Purchaser no later than five (5) Business Days following the Closing Date the physical Records that are in the possession of Seller for pickup, during normal business hours, at Purchaser’s cost.

(b) Notwithstanding anything to the contrary herein, Seller shall be authorized to make copies of or retain the originals of those certain Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are necessary for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 10. After Closing, upon written request, Purchaser agrees to use commercially reasonable efforts to provide Seller with reasonable access to such Records for copying such Records (at Seller’s sole cost and expense), subject to this Section 7.13.

(c) Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date; provided that Purchaser may destroy books, records or documents from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Purchaser first provides Seller with sixty (60) days’ prior written Notice and gives Seller the reasonable opportunity at such Seller’s sole cost and expense, to remove and retain all or any part of such Records.

Section 7.14 Additional Leases.

(a) If at any time from and after the Execution Date until 5:00 p.m. Central Time on the date that is five (5) Business Days prior to the Closing Date (the “Additional Lease Acquisition Deadline”), any Seller Entity may acquire title to any Additional Lease located within the geographic areas included in the DSU’s (each such area, an “Acquisition Area”). For purposes hereof, the term “Additional Lease” means a Hydrocarbon lease that satisfies all of the following criteria, unless otherwise agreed by Purchaser: (i) is acquired by any Seller Entity after the Execution Date (including any such interests acquired under a recordable lease or agreement but not yet filed of record), (ii) burdens the Subject Formations located within the Acquisition Area, (iii) is held by production or has a primary term of three (3) years or more, (iv) entitles the lessee thereunder, or the party from whom such Additional Lease is acquired, to a Net Revenue Interest in the Subject Formation equal to or greater than the product of (A) seventy five percent (75%) multiplied by (B) the lessee’s or other party’s Working Interest in such lease as to the Subject Formation, (v) does not include a prohibition on pooling or allocation wells and (vi) as of the Closing Date is free and clear of all Liens other than Permitted Encumbrances; provided, however, an “Additional Lease” shall not include any leases that cure any Title Defects.

(b) If any Seller Entity acquires an Additional Lease prior to the Additional Lease Acquisition Deadline, Seller shall deliver to Purchaser no later than the Additional Lease Acquisition Deadline a written notice (“Additional Lease Notice”) which (i) identifies such Additional Lease(s), including a copy of such Additional Lease(s), (ii) sets forth such Seller’s good faith estimate of the number of Net Leasehold Mineral Acres as to the Subject Formation burdened by each such Additional Lease, (iii) sets forth such Seller Entity’s Additional Lease Acquisition Costs with respect to such Additional Lease, and (iv) includes copies of title abstracts, title information, and any other supporting documents in such Seller Entity’s possession that are reasonably necessary for the Purchaser to verify or confirm such Seller Entity’s title to each such Additional Lease.

(c) The Additional Leases acquired by the Seller Entities after the Execution Date shall be included in and constitute Leases as of the Closing Date and the Adjusted Purchase Price at Closing shall be increased by the aggregate Additional Lease Acquisition Costs attributable to all such Additional Leases proportionate to the Purchaser’s interest in the DSU. The Seller and Purchaser shall use good faith efforts to agree on the validity and determination of all Additional Leases and Additional Lease Acquisition Costs with respect thereto. If the Parties are unable to agree on whether a Hydrocarbon lease constitutes an Additional Lease, the existence or amount of any Additional Leases and Additional Lease Acquisition Costs, or any other matter related to title to any Additional Leases for which the applicable Seller Entity has delivered an Additional Lease Notice, then all such disputed matters, interpretations and effect of this

Section 7.14 shall be exclusively and finally resolved by the Title Referee in accordance with the terms of Section 3.2(i), mutatis mutandis.

Section 7.15 Financial Statement Cooperation.

(a) During the period beginning on the Execution Date and ending on the date that is twelve (12) months after the Closing Date (the “Cooperation Period”), Seller shall reasonably cooperate with the Purchaser and its Representatives, at the Purchaser’s sole cost and expense, during normal business hours, in connection with the preparation by Purchaser of any statements, forms, schedules, reports or other documents filed or furnished with the SEC or any other Governmental Authorities as are required of Purchaser (or its potential successors) under applicable Laws, which involve or otherwise incorporate the Assets.

(b) Seller acknowledges that Purchaser and/or its Affiliates or potential successors may be required to prepare audited and interim financial statements, including pro forma financial statements, relating to the Assets pursuant to the Securities Act, and the rules and regulations promulgated thereunder (including the rules and regulations set forth in Regulation S-X) or as may be needed to satisfy applicable disclosure requirements thereunder. Upon written request (email being sufficient) by Purchaser, Seller shall prepare and deliver, at the Purchaser’s sole cost and expense, lease operating statements for the Assets and any requested financial records since inception on all Wells, in each case, and when requested, as soon as reasonably practicable. The Purchaser shall be responsible for all Third Party costs and expenses and reasonable costs and reasonable expenses of Seller personnel described in Section 7.15(c) below incurred in the preparation of any such financial statements whether incurred by the Purchaser or Seller (or any of its Affiliates). During the Cooperation Period, Seller shall provide the Purchaser and its Representatives reasonable access during normal business hours to such historic financial records (to the extent such information is available), and personnel of Seller’s accounting firms as the Purchaser may reasonably request to enable the Purchaser and their Representatives to prepare any such financial statements.

(c) During the Cooperation Period, Seller shall use commercially reasonable efforts to cause the personnel of Seller and its subsidiaries, and to request its independent auditors, if any, reserve engineers and other applicable consultants or service providers, to reasonably cooperate with the Purchaser and its Representatives in the explanation, preparation, and disclosure of any such financial statements, including pro forma financial statements, or reserve information in accordance with this Section 7.15, in each case, at Purchaser’s sole cost and expense. During the Cooperation Period and for one (1) year thereafter, Seller shall use commercially reasonable efforts to request its independent auditors, if any, and reserve engineers to, at the Purchaser’s sole cost and expense, (i) provide customary “comfort letters,” reports, letters and consents, including issuing any customary representation letters in connection therewith to each such auditor, if any, or reserve engineer, to any underwriter or purchaser in a securities offering by Purchaser or its Affiliates and consent to the inclusion or incorporation by reference of its audit opinion or report with respect to any audited financial statements or reserve information, as applicable, (ii) consent to be named an expert in any offering memorandum, private placement memorandum or prospectus used by Purchaser or its Affiliates or any filing by Purchaser with the SEC, and (iii) provide access to the Purchaser and its Representatives to the work papers of Seller’s independent auditors, if any, and reserve engineers, all in accordance with this Section 7.15. All of the information provided by Seller and its Affiliates pursuant to this Section 7.15 is given without any representation or warranty, express or implied, and neither Seller nor any of its Affiliates or its or their respective accountants shall have any liability or responsibility with respect thereto. The Purchaser shall promptly reimburse Seller for all reasonable Third Party costs and expenses incurred by Seller and its Affiliates in compliance with this Section 7.15.

(d) Notwithstanding anything in this Agreement to the contrary, except to the extent that any such failure is caused by a willful and intentional breach by Seller of this Section 7.15, in no event will any failure by Seller to comply with this Section 7.15 be used by Purchaser as a basis to (i) terminate this Agreement, (ii) assert the failure of any of Purchaser’s conditions to Closing to be satisfied, (iii) assert that Seller is not entitled to terminate this Agreement or (iv) assert any claim for Damages or the Deposit under this Agreement.

Section 7.16 Seller Solvency; Holdback.

(a) From the Closing Date until the date that is twelve (12) months after such date, one of the Seller Entities shall remain Solvent in order to support Seller’s indemnification obligations in Article 12, the special warranty of Defensible Title in the Conveyances, and any post-Closing payments owing to Purchaser pursuant to Section 2.6, if any (the “Holdback Matters”); provided, however, notwithstanding anything in this Agreement to the contrary, from and after the date on which the final Adjusted Purchase Price pursuant to Section 2.6(b) is fully resolved and paid, the Holdback Matters shall not be deemed to include any post-Closing payments owing to Purchaser pursuant to Section 2.6.

(b) If the Closing occurs, Purchaser will deposit with the Escrow Agent, and the Parties will jointly instruct the Escrow Agent to accept, in addition to the initial Deposit, an amount equal to 11.5% of the Unadjusted Purchase Price, being Sixteen Million Five Hundred Sixty Thousand Dollars ($16,560,000) (the “Holdback Amount”), for an aggregate total of 20% of the Unadjusted Purchase Price, in the Escrow Account in support of Seller’s obligations in respect of the Holdback Matters. The Holdback Amount shall be held by the Escrow Agent and disbursed by Escrow Agent after the Closing in accordance with this Section 7.16 and the Escrow Agreement.

(c) With respect to each claim for indemnification asserted by Purchaser against Seller pursuant to Section 12.3, any claim asserted by Purchaser pursuant to the special warranty of Defensible Title in the Conveyance, or if Seller has not timely delivered any amounts owing to Purchaser pursuant to Section 2.6, then from and after the Closing Date up to the Holdback Release Date (subject to the limitations set forth in this Section 7.16), upon final resolution or determination of such claim by the Parties or in accordance with this Agreement, Purchaser and Seller shall jointly instruct Escrow Agent to disburse to Purchaser the amount set forth in such joint instruction, which will be that portion of the Holdback Amount being held in the Escrow Account as would satisfy such indemnity claim, special warranty claim, or other claim in respect of a Holdback Matter.

(d) On the first Business Day following the ninetieth (90th) day after the Closing (the “Holdback Date”); provided, that, with respect to the, Purchaser and Seller shall jointly execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to release and deliver to Seller an amount in cash equal to the remaining Holdback Amount (and fifty percent (50%) of any earnings thereon, with the other fifty percent (50%) of such earnings to be distributed to Purchaser) less the aggregate amount of all unresolved and/or unsatisfied claims that Purchaser has made in good faith in writing to Seller in respect of a Holdback Matter. Any remaining balance (less 50% of any earnings thereon, which shall be distributed to Purchaser) shall be distributed to Seller upon final resolution of any such outstanding claims.

(e) To the extent that Purchaser asserts any Damages for which it believes it is entitled to payment from Seller in respect of a Holdback Matter, Purchaser shall pursue such claims against the Holdback Amount first, and Seller shall not have any liability for such claims unless and until the Holdback Amount is exhausted, and then only as further limited in accordance with the terms of this Agreement.

Section 7.17 Accounting Services. For a reasonable period of time not anticipated to exceed ninety (90) days from and after the Closing Date, Seller shall continue to perform accounting services (the “Accounting Services”) (i) for each PDP Well for each production month that begins prior to the Closing Date and (ii) for each DUC Well and DSU well for each production month after the Effective Time for which Seller serves as operator. Seller shall perform the Accounting Services with the degree of care, skill and diligence with which it has performed similar services for the Oil and Gas Properties and the related operations prior to the Closing Date. The quality of Accounting Services provided by Seller is not required to be higher than the quality of the same or similar services that Seller has historically provided with respect to the Oil and Gas Properties. In no event shall Seller have any liability to Purchaser hereunder in connection with the performance of the Accounting Services except to the extent of the actual fraud, gross negligence, or willful misconduct of Seller (including any employee of Seller performing any of the Accounting Services) (“Seller Indemnification Obligations”). Except with respect to Seller Indemnification Obligations, Purchaser agrees, to the fullest extent permitted by applicable Laws, to release, indemnify, defend and hold harmless the Seller Group against and from any and all Damages caused by, relating to, arising out of, or resulting from the Accounting Services pursuant to this Section 7.17. The Parties agree that Seller’s sole and exclusive consideration for the provision of Accounting Services shall be the consideration received hereunder. Seller shall use commercially reasonable efforts to make the employees who will provide the Accounting Services hereunder reasonably available to Purchaser throughout the period in which Seller will provide Accounting Services; provided that Seller will not be obligated to replace any such employee who resigns or otherwise does not continue to provide services to Purchaser or is otherwise unavailable due to disability, illness or otherwise, in which case Seller shall use commercially reasonable efforts (at no additional cost or expense to Seller) to continue to provide the applicable Accounting Services. Purchaser may at any time, upon one (1) Business Day prior written notice to Seller, terminate all or any portion of the Accounting Services.

Section 7.18 Minimum Setback. Notwithstanding anything to the contrary in this Agreement, Seller agrees and acknowledges that, neither Seller nor any of its Affiliates shall propose, complete or make any election to participate in, or make any non-consent election with respect to, any well (a) that is not contemplated in the Tentative Drilling Schedule, as may be amended from time to time, excluding wells, leases or lands not covered by this Agreement or (b) where any portion of the completed lateral for such well will be within two thousand two hundred (2,200) feet of any PDP Well, regardless of whether such well, leases or lands are covered by this Agreement, in each case, without advance written consent from Purchaser.

Section 7.19 Jana M Well. The Parties recognize that Seller has drilled, but not yet completed, the Jana M Well that is currently subject to the Farmout and, as a result, cannot obtain the Required Consent allowing it to assign Purchaser seventy percent (70%) of its right, title and interest in the Jana M Well and Additional JM Leases until Seller has earned title to, and the right to assign, such assets by completing the Jana M Well and paying a .5460844 working interest share of all completion costs of the Jana M Well plus all of carry costs with respect to the Jana M Well in accordance with the terms of the Farmout. Accordingly, notwithstanding anything to the contrary in this Agreement or the JDA, the Parties agree to utilize the following procedure with respect to conveying title in the Jana M Leases, the Additional JM Leases and the Jana M Well itself to Purchaser:

(a) Seller will convey seventy percent (70%) of its right, title and interest in the Jana M Leases and the Jana M Well to Purchaser at the Closing, being a conveyance of an undivided .0568848 working interest as set forth on Line 1 of Exhibit A-2, Part C , in exchange for a payment by Purchaser to Seller in the amount of three hundred forty one thousand four hundred sixty four dollars ($341,464) (which, for clarity, is in addition to the Purchase Price);

(b) Operating, as operator of the Jana M Well, will complete the Jana M Well as soon as practicable after the Closing in accordance with the JDA;

(c) Within two (2) Business days of receiving a notice from Seller that the Jana M Well is capable of commercial production , Purchaser will deposit into the Escrow Account for the benefit of

Operating an amount equal to (i) seventy percent (70%) of the total completion costs for the Jana M Well as set forth in the Authority for Expenditure for Jana M Well included as Schedule 7.19 (the “Jana M Well AFE”), multiplied by (ii) an undivided .3253743 working interest share described on Line 2 of Exhibit A-2, Part C, in the amount of one million nine hundred fifty three thousand one hundred thirty five dollars ($1,953,135) (the “Jana M Deposit”, which, for clarity, is in addition to the Purchase Price), to be held in the Escrow Account until the conveyance to Purchaser contemplated in clause (e) below has been effected. Seller and Purchaser agree to negotiate in good faith with the Escrow Agent to amend the Escrow Agreement to the extent necessary to permit the deposit of the Jana M Deposit on terms no less favorable to either of Seller or Purchaser as the terms of the Escrow Agreement;

(d) Operating and its Affiliates will bear (i) the remaining thirty percent (30%) of the total working interest set forth on Line 3 of Exhibit A-2, Part C, multiplied by (ii) the completion costs for the Jana M Well described in the Jana M Well AFE, plus (iii) one hundred percent (100%) of all carry costs under the Farmout;

(e) After the Jana M Well has been completed and Seller has received title in the Jana M Well and the Additional JM Leases under the Farmout, (i) Seller will promptly (but in no event later than two (2) Business Days after receiving such conveyance) assign and convey to Purchaser an undivided seventy percent (70%) of the .4648204 working interest described on Line 2 of Exhibit A-2, Part C, being an undivided .3253743 working interest, in addition to its right, title and interest in the Additional JM Leases and the Jana M Well described in Section 7.19(a) (for clarity, after such conveyance to Purchaser and its above payment to Seller, Purchaser will hold seventy percent (70%) of the working interest in the Jana M Leases, the Additional JM Leases and the Jana M Well, and (ii) Seller and Purchaser will within two (2) Business days send instructions to the Escrow Agreement to disburse Jana M Deposit to Seller (with 50% of the earnings thereon);

(f) If Purchaser’s share of the aggregate amount of costs and expenses actually incurred with respect to completion items contained in the Jana M Well AFE exceeds one hundred ten percent (110%) of Purchaser’s share of the aggregate amount in the Jana M Well AFE for such completion items, then Operator shall be responsible for and bear Purchaser’s share of all such excess costs and expenses;

(g) In the event that Seller fails to obtain the assignment of leases to Seller under the Farmout within a reasonable period to be mutually agreed upon by Seller and Purchaser, (i) Purchaser shall reassign its entire right, title and interest in the Jana M Leases and the right to obtain an assignment and conveyance of an interest in the Additional JM Leases and the Jana M Well, (ii) Seller and Purchaser shall each deliver to the Escrow Agent duly executed copies of joint written instructions, instructing the Escrow Agent to disburse the Jana M Deposit to Purchaser; provided, that Purchaser may, in its sole discretion, elect to apply the Jana M Deposit to its share of drilling and completion costs for the initial well to be drilled under another DSU, to be determined by mutual agreement of Purchaser and Seller, in which case Purchaser and Seller shall instruct the Escrow Agent to disburse the Jana M Deposit accordingly; and

(h) Notwithstanding anything to the contrary in this Section 7.19, Seller agrees and acknowledges that this Section 7.19 shall not be deemed a waiver nor shall constitute a waiver of, or consent by Purchaser to a change in or modification of, any of Purchaser’s rights set forth in this Agreement with respect to Required Consents related to the Oil and Gas Properties or other Assets, in each case, that are not obtained prior to Closing.

Section 7.20 Big John. Seller and Purchaser acknowledge and agree that the conveyance of certain interests in the DSU titled “Big John” on Exhibit A-3 will be handled as described on Exhibit A-3.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.1, unless waived in writing by Seller:

(a) Representations. Each representation and warranty of Purchaser set forth in Article 5 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no Law, injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d) Certain Adjustments. The aggregate amount of the sum of the aggregate downward adjustments to the Unadjusted Purchase Price (without duplication of any amounts) (i) under Section 2.4(a) with respect to Defects (after the application of all Title Benefit Amounts to offset the aggregate amount of Defect Amounts attributable to Title Defects), plus (ii) under Section 2.4(b) with respect to any Assets excluded from this transaction pursuant to Section 7.5 due to Required Consents, plus (iii) under Section 2.4(c) with respect to any Assets that are excluded from this transaction pursuant to Section 7.5 due to unexpired or unwaived Preferential Rights, plus (iv) under Section 2.4(e) with respect to Casualty Losses, in each case, as uncovered during the diligence process between the Execution Date and the Closing Date, for which Purchaser is entitled a downward adjustment to the Unadjusted Purchase Price pursuant to Section 7.6 do not exceed, in the aggregate, an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;

(e) HSR Clearance. HSR Clearance has occurred and no agreement between both Parties and any Governmental Authority not to close the transactions contemplated by this agreement shall be in effect; and

(f) Closing Deliverables. Purchaser shall (i) have complied with its obligations under Section 9.3 and (ii) be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 9.3.

Section 8.2 Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 8.2, unless waived in writing by Purchaser:

(a) Representations. (i) Each of the Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date, as though made on and as of the

Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) each of the other representations and warranties of such Seller Entity set forth in Article 4 (other than the Fundamental Representations) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) , except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect (without regard to whether such representation or warranty is qualified in terms of materiality);

(b) Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date;

(c) No Action. On the Closing Date, no Law, injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force;

(d) Certain Adjustments. The aggregate amount of the sum of the aggregate downward adjustments to the Unadjusted Purchase Price (without duplication of any amounts) (i) under Section 2.4(a) with respect to Defects (after the application of all Title Benefit Amounts to offset the aggregate amount of Defect Amounts attributable to Title Defects), plus (ii) under Section 2.4(b) with respect to any Assets excluded from this transaction pursuant to Section 7.4 due to Required Consents, plus (iii) under Section 2.4(c) with respect to any Assets that are excluded from this transaction pursuant to Section 7.5 due to unexpired or unwaived Preferential Rights, plus (iv) under Section 2.4(e) with respect to Casualty Losses, plus (v) interim cash flows for which Purchaser is entitled a downward adjustment to the Unadjusted Purchase Price pursuant to Section 7.6 do not, in the aggregate, exceed an amount equal to twenty percent (20%) of the Unadjusted Purchase Price;

(e) Requisite Approvals. Purchaser shall have obtained the requisite consent in accordance with its Governing Documents (which, for the avoidance of doubt, shall include approval by its board of directors) authorizing the Closing;

(f) HSR Clearance. HSR Clearance has occurred and no agreement between both Parties and any Governmental Authority not to close the transactions contemplated by this Agreement shall be in effect; and

(g) Closing Deliverables. Seller shall (i) have complied with its obligations as set forth in Section 9.2 and (ii) be ready, willing and able to deliver to Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 9.2.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place electronically at 10:00 a.m. Central Time, on or before the earlier of the 36th day following the Execution Date, or when substantially all due diligence materials requested by Purchaser have been received by Purchaser (the “Target Closing Date”), or if all conditions in Article 9 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 11; provided that the Parties may mutually agree in writing to an earlier Closing Date (as hereinafter defined). The date on which the Closing occurs is referred to herein as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 9.2 Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a) The Preliminary Settlement Statement, duly executed by Seller;

(b) Conveyances of the Assets in the form attached hereto as Exhibit B (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B, recording in each applicable jurisdiction and office;

(c) Assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;

(d) A duly completed and executed IRS Form W-9 for each Seller Entity;

(e) Letters-in-lieu of transfer orders with respect to the Wells duly executed by Seller in the form attached hereto as Exhibit C;

(f) A certificate from Seller substantially in the form of Exhibit D-1, duly executed by an authorized officer of Seller, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(g) Resignation of operator letters with respect to the Wells, duly executed by Seller form and substance reasonably satisfactory to Purchaser and Seller;

(h) (h) (i) Releases of any and all Liens of Seller securing any obligations for borrowed money of Seller that burden the Assets, including indebtedness obligations of Seller’s affiliates secured by Seller’s interests in the Assets, and (ii) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence the release all such Liens securing any obligations for borrowed money of Seller that burden the Assets, in each case and for the avoidance of doubt, excluding all Permitted Encumbrances;

(i) Joint written instructions, duly executed by Seller, instructing the Escrow Agent to maintain in the Escrow Account the Holdback Amount, to be held and released in accordance with the Escrow Agreement;

(j) the JDA, duly executed by the Seller; and

(k) All other documents and instruments reasonably requested by Purchaser from Seller that are necessary to transfer the Assets to Purchaser.

Section 9.3 Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a) The Preliminary Settlement Statement, duly executed by Purchaser;

(b) A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.6(a);

(b) If the Defect Escrow Amount is a positive number at Closing, Purchaser shall deliver the Defect Escrow Amount to the Escrow Agent via wire transfer of immediately available funds to the account or accounts designated in the Escrow Agreement;

(c) Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B, recording in each applicable jurisdiction and office;

(d) Assignments, duly executed by Purchaser, in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties or Rights of Way, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;

(e) Letters-in-lieu of transfer orders with respect to the Wells duly executed by Purchaser in the form attached hereto as Exhibit C;

(g) A certificate from Purchaser substantially in the form of Exhibit D-2, duly executed by an authorized officer of Purchaser, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(f) Evidence of release or replacement of all Credit Support required pursuant to Section 7.11, and evidence of the filing by or on behalf of Purchaser of any reports or filing, and the issuance to Purchaser of an operator number by the applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;

(g) Joint written instructions, duly executed by Purchaser, instructing the Escrow Agent to maintain in the Escrow Account the Holdback Amount, to be held and released in accordance with Section 7.16 and the Escrow Agreement;

(h) the JDA, duly executed by Purchaser or its designated Affiliate; and

(i) All other documents and instruments reasonably requested by Seller from Purchaser that are necessary to transfer the Assets to Purchaser.

ARTICLE 10

TAX MATTERS

Section 10.1 Asset Taxes.

(a) Solely for the purpose of determining the amount of Asset Taxes in connection with the application of Section 2.4 and Section 2.6, Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, and Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.

(b) Solely for purposes of determining the allocations described in Section 10.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than, for the avoidance of doubt, Asset Taxes that are ad valorem, property, and similar Asset Taxes imposed on a periodic basis) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or that are ad valorem, property and similar Asset Taxes imposed on a periodic basis), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of applying this Section 10.1(b) to Asset Taxes that are ad valorem, property and similar Asset Taxes imposed on a periodic basis, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c) To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.6, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment.

(d) If (i) the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in connection with the determination of the Adjusted Purchase Price as finally determined pursuant to Section 2.6, (ii) the Tax Return for such Asset Tax becomes due after the date the Adjusted Purchase Price is finally determined pursuant to Section 2.6 and (iii) such Tax Return is timely filed with the applicable Governmental Authority (taking into account any extensions of time to file such Tax Returns), then timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax set forth on such Tax Return (as originally filed) that is allocable to such Party under this Section 10.1.

Section 10.2 Transfer Taxes and Recording Fees.

(a) The Parties acknowledge and agree that neither the Unadjusted Purchase Price nor the Adjusted Purchase Price is inclusive of any Transfer Taxes. To the extent that any sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes are payable by reason of the sale of the Assets under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and paid by Purchaser; provided, however, if the Seller is primarily responsible under applicable Law for collecting and remitting any Transfer Taxes, then, at least five (5) Business Days prior to the due date of such Transfer Taxes, Purchaser shall pay the amount of such Transfer Taxes to Seller, and Seller shall remit such Transfer Taxes to the applicable Governmental Authority. Seller and Purchaser shall and shall cause their respective Affiliates to, reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and timely prepare and file any Tax Returns or other filing relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b) Purchaser shall bear and pay all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser.

Section 10.3 Tax Refunds. Until the date the final settlement statement is finally determined pursuant to Section 2.6(b), Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 10.1, and Purchaser shall be entitled to any and all refunds of Asset Taxes allocated to Purchaser pursuant to Section 10.1. For the avoidance of doubt, with respect to any refunds of Asset Taxes received by a Party from a Governmental Authority after the date the final settlement statement is finally determined pursuant to Section 2.6(b), the Party receiving such refund shall not be required to make any payment to the other Party in respect of such refund. If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 10.3, such recipient Party shall forward to the entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any reasonable costs or expenses incurred by such recipient Party in procuring such refund.

Section 10.4 Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request and expense) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

Section 10.5 Tax Returns. After the Closing Date, excluding any Tax Returns and Asset Taxes required to be filed and/or paid by a Third Party operator, Purchaser shall (a) be responsible for paying any Asset Taxes relating to any (i) Tax period that ends before the Closing Date or (ii) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes and shall use commercially reasonable efforts to (b) submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor. The Parties agree that (x) this Section 10.5 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (y) nothing in this Section 10.5 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Purchaser of its obligations under this Section 10.5, which shall be borne by Purchaser).

ARTICLE 11

TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to Closing (the date of any permitted termination of this Agreement under this Section 11.1, the “Termination Date”):

(a) by the mutual prior written consent of Seller and Purchaser;

(b) by Seller or Purchaser upon written notice to the other Party, if Closing has not occurred on or before the Target Closing Date (the “Initial Outside Date”); or

(c) by Seller, upon written notice to Purchaser, if Purchaser has not funded the Deposit within two (2) Business Days of the Execution Date as provided in Section 2.3;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b) if (i) the Closing has failed to occur as a result of the breach or failure of any of such Party’s representations, warranties, or covenants hereunder, including, if and when required, such Party’s obligations to consummate the transactions contemplated hereunder at Closing and or (ii) a Party is entitled to and is enforcing its right to specific performance of this Agreement under Section 11.2(b) or Section 11.2(c) below.

Section 11.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 5.12, Article 6, Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.10, Article 11, and Article 13, all of which shall survive and continue in full force and effect indefinitely). The Confidentiality Agreement shall survive any termination of this Agreement, and, upon such termination, the term thereof shall be deemed automatically extended to run until the date that is eighteen (18) months from the date of such termination.

(b) In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 8.1 have been satisfied or waived (to the extent waivable) in writing by Seller (or would have been satisfied except for the breach or failure of Seller’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred solely as a result of the material breach or material failure of Seller’s representations, warranties or covenants hereunder, including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing, then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to (i) seek specific performance of this Agreement against Seller, or (ii) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser; provided, however, if Purchaser elects to seek specific performance of this Agreement against Seller under (i) above but Closing fails to occur, Purchaser may elect to exercise its rights under (ii) above and terminate this Agreement and receive (a) the entirety of the Deposit for the sole account and use of Purchaser plus (b) recover from Seller an aggregate amount equal to Purchaser’s and its Affiliates’ actual, documented out-of-pocket costs and expenses incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated hereunder at Closing.

(c) In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 8.2 have been satisfied or waived (to the extent waivable) in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder); and (ii) the Closing has not occurred solely as a result of the breach or failure of any of Purchaser’s representations, warranties, or covenants hereunder, including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing, then Seller shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at the Closing, to terminate this Agreement and receive an amount of the Deposit equal to the actual, documented out-of-pocket costs and expenses of Seller incurred in connection with, or in preparation for, the negotiation, diligence, performance and consummation of the transactions contemplated hereunder at Closing, for the sole account and use of Seller as liquidated damages hereunder. Seller and Purchaser acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty,

(ii) the foregoing is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (iii) such liquidated damages do not constitute a penalty.

(d) In the event that Purchaser has a right to terminate this Agreement pursuant to Section 11.1 (other than Section 11.1(c)) and Seller is not entitled or required to receive the Deposit under Section 11.2(c), Purchaser shall be entitled (i) terminate this Agreement and receive the entirety of the Deposit for the account of Purchaser or (ii) in lieu of termination of this Agreement, seek specific performance of Seller hereunder; provided that if this Agreement is terminated under Section 11.1(c), then the Parties shall have no additional remedies against one another as a result of such termination, and Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(e) Promptly, but in no event later than three (3) Business Days after the Termination Date, the Purchaser and Seller shall execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the Party entitled to receive the Deposit as provided in this Section 11.2.

(f) Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to each Parties’ rights under Section 11.2(b) and Section 11.2(c) (i) each Party would be irreparably harmed by any breaches by the other Party of its obligations to consummate the transactions hereunder as and when required by such Party hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to each Parties’ rights under Section 11.2(b) and Section 11.2(c), (iii) the other Party shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance, in the event of any breach of the provisions of this Agreement with respect to each Parties’ rights under Section 11.2(b) and Section 11.2(c), in addition to all other remedies available at law or in equity, including monetary damages, and (iv) neither Party, nor its representatives, shall oppose the granting of specific performance or any such relief as a remedy with respect to each Parties’ rights under Section 11.2(b) and Section 11.2(c).

(g) In the event (i) this Agreement is terminated under Section 11.1(b) and (ii) Purchaser has asserted in writing that the condition set forth in Section 8.2(d) has not been satisfied on or before the Initial Outside Date, then for the sole purpose of determining which Party is entitled to receive the Deposit under Section 11.2(c) or Section 11.2(d) as to whether the condition in Section 8.2(d) or Section 8.1(d) has been satisfied, (A) all unresolved disputes with respect to any Disputed Defect Matters, or Casualty Losses, mutatis mutandis, may be submitted to an expert arbitration in accordance with and subject to the terms of Section 3.2(i), mutatis mutandis, and (B) in such case, the Parties shall select a Title Referee or Environmental Referee within five (5) Business Days of the termination of this Agreement, each Party shall submit such Party’s position to the Title Referee or Environmental Referee, as applicable, within ten (10) Business Days of the termination of this Agreement, and each Party shall instruct the applicable Defect Referee, as applicable, to deliver its determination of the existence and/or Defect Amounts attributable to all Disputed Defect Matters or disputed Casualty Loss amounts, as applicable, within ten (10) Business Days after the appointment of such Person.

ARTICLE 12

INDEMNIFICATION; LIMITATIONS

Section 12.1 Assumption. Without (x) limiting Purchaser’s rights to indemnity under this Article 12, (y) Purchaser’s remedies for Defects in Article 3, and (z) excluding the Retained Obligations,

from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time or the Closing Date, including obligations, liabilities and Damages arising out of or attributable to: (a) any and all Contracts; (b) any Imbalances; (c) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (d) the Environmental Liabilities related to the Assets, including liabilities and obligations to properly Plug and Abandon any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Assets, dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Assets; (e) any and all Plugging and Abandonment obligations related to the Assets; (f) the Leases, Contracts, or as required by Laws; (g) subject to the terms of Article 3 and the representations and warranties in Article 4, arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (h) the conveyance or transfer of any Asset without obtaining an applicable Consent or complying with the terms of any applicable Preferential Right in connection with such conveyance or transfer, other than a Required Consent; (i) any Assets held by Seller for the benefit of Purchaser as described in Section 7.4(a); (j) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets; and (k) continuing obligations under any Contract or agreement pursuant to which Seller or its Affiliates purchased the Assets prior to the Closing (all of the foregoing obligations and liabilities set forth in this Section 12.1, the “Assumed Obligations”).

Section 12.2 Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:

(a) the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in any Transaction Document;

(b) any failure or breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement (or in the certificate delivered by Purchaser pursuant to Section 9.3(g)) or in any other Transaction Document; or

(c) any of the Assumed Obligations.

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF SELLER GROUP, EXCLUDING, HOWEVER ANY DAMAGES RESULTING FROM SELLER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.3 Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay and shall indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser and each of their respective shareholders, members, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”), for all Damages for which Claim Notices are validly delivered hereunder by Purchaser that are caused by, arising out of, attributable to, or resulting from:

(a) any Excluded Asset (including any Assets excluded from the transaction pursuant to this Agreement);

(b) the failure or breach of Seller’s covenants or agreements contained in this Agreement or in any Transaction Document;

(c) any failure or breach of any representation or warranty made by Seller contained in Article 4 of this Agreement (or in the certificate delivered by Seller pursuant to Section 9.2(f)) or in any other Transaction Document; or

(d) the Retained Obligations.

EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP, EXCLUDING, HOWEVER ANY DAMAGES RESULTING FROM PURCHASER GROUP’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.4 Survival; Limitation on Actions.

(a) The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (i) all representations and warranties of Seller set forth herein and in the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall survive the Closing for a period of eighteen (18) months; provided, that the Fundamental Representations shall surviving the Closing indefinitely and the representations and warranties contained in Sections 4.6 shall survive the closing for the applicable statute of limitations plus sixty (60) days; (ii) the covenants and agreements of Seller to be performed on or prior to Closing shall terminate and expire at Closing; (iii) except as set forth in subclause (iv) below, the covenants and agreements of Seller to be performed after Closing shall survive Closing and terminate when fully satisfied or performed; (iv) the covenants and agreements of Seller under Section 12.3 shall survive Closing indefinitely and (v) the covenants, representations, and warranties of Purchaser set forth in this Agreement and the other Transaction Documents (including the corresponding representations and warranties given in the Closing Certificate) shall survive the Closing indefinitely.

(b) Subject to Section 13.12 and notwithstanding anything to the contrary contained elsewhere in this Agreement, no member of the Purchaser Group shall be entitled to indemnity or reimbursement under Section 12.3 for Damages for which Seller would be responsible thereunder in excess of the sum of (i) the Deposit plus (ii) the amount of the Closing Payment received by Seller at Closing.

(c) Seller and Purchaser each acknowledge and agree that except as expressly set forth in Article 3, Article 11 and this Article 12, (i) absent Fraud, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.

Section 12.5 Indemnification Actions. All claims for indemnification under Article 12 shall be asserted and resolved as follows:

(a) For purposes of this Article 12, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity from Seller under Section 12.3 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under this Agreement. For purposes of this Article 12, the term “Indemnified Person” when used in connection with particular Damages means (i) Purchaser in the event any member of the Purchaser Group is entitled to indemnity from Seller under Section 12.3 and (ii) Seller in the event any member of the Seller Group is entitled to indemnification under this Agreement.

(b) To make a claim for indemnification, defense or reimbursement under this Article 12, an Indemnified Person shall notify the Indemnifying Party of its claim, including the specific details (including supporting documentation in such Indemnified Person’s possession or control of the alleged Damages and such Indemnified Person’s good faith estimate of the applicable claim) of and specific basis under this Agreement for its claim (the “Claim Notice”).

(c) In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim in such Indemnified Person’s possession or control; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 12.5 shall not relieve the Indemnifying Party of its obligations under this Article 12 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.

(d) Subject to Section 12.5(f), in the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies (i) in the case of Seller, Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (ii) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies (A) in the case of Seller, Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (B) in the case of Purchaser, its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.

(e) If (x) Seller admits Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, then the applicable Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense of such Third Party Claim, if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of Seller, and (ii) have full control of such defense and proceedings, including any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Person, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.5(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of Section 12.5(d) if required by court or procedural rules to do so within the thirty (30) day period in Section 12.5(d). An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(f) If (x) Seller does not admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or admits such right but thereafter fails to diligently defend or settle the Third Party Claim or (y) Purchaser admits its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement or admits its obligation but thereafter fails to diligently defend or settle the Third Party Claim, as applicable, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (if Purchaser is the Indemnifying Party, at the sole cost and expense of Purchaser, and if Seller is the Indemnifying Party, at the sole cost and expense of Seller, and in either case if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of (x) Seller as the Indemnifying Party to admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser as the Indemnifying Party to admit its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, at any time prior to settlement or final determination thereof. If (x) Seller has not yet admitted Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (y) Purchaser has not yet admitted its obligation to defend the Indemnified Person against such Third Party Claim under this Agreement, as applicable, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) (1) in the case of Seller, admit Purchaser’s right to indemnity from Seller in respect of such Third Party Claim as provided in this Article 12 or (2) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Third Party Claim under this Article 12, as applicable, and (ii) if such right or obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted such right or obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.

(g) In the case of a claim for indemnification not based upon a Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by giving the Indemnifying Party a reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence in such Indemnified Person’s possession or control thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) (x) in the case of Seller, admit Purchaser’s right to indemnity from Seller in respect of such Direct Claim as provided in this Article 12 or (y) in the case of Purchaser, admit its obligation to defend the Indemnified Person against such Direct Claim under this Agreement and Section 13.13, or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be deemed to have disputed its obligation to defend the Indemnified Person against such Direct Claim under this Agreement.

(h) The Parties shall treat, for U.S. federal and applicable state and local income Tax purposes, any amounts paid or received under this Article 12 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.

Section 12.6 Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 12 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING PURCHASER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP. PURCHASER REPRESENTS TO THE SELLER GROUP (A) THAT PURCHASER HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT AND (B) THAT PURCHASER FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt (with the receiving Party affirmatively obligated to promptly confirm receipt), as follows:

To Seller:	Upland Exploration, LLC 424 S. Main St. Boerne, TX 78006 Attn: David R. Watts Email: david@uplandexploration.com

To Purchaser:	c/o SandRidge Energy, Inc.

1 E. Sheridan Ave., Suite 500 Oklahoma City, Oklahoma 73104 Attn: Grayson Pranin, Chief Executive Officer Email: gpranin@sandridgeenergy.com

with a copy (that shall not constitute Notice) to:	Winston & Strawn LLP 800 Capitol St., Suite 2400 Houston, Texas 77002 Attn: Michael J. Blankenship Email:mblankenship@winston.com

Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.2 Governing Law. Subject to Section 13.7, this Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any (A) Title Defect, Defect Amount attributable to any Title Defect, Title Benefit or Title Benefit Amount or with respect to conveyancing matters as to any Asset, the Laws of the State where such Asset is located shall govern and control such determination, and (B) Environmental Defect and/or Defect Amount attributable to any Environmental Defect, the Laws of United States of America and the state where the applicable Assets are located shall govern and control such determination.

Section 13.3 Venue and Waiver of Jury Trial.

(a) Any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas, and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby; provided, that any Dispute involving claims of less than $1,000,000 that cannot be resolved by negotiation between the Parties shall be settled by finding and binding arbitration in Houston, Texas, as follows: such arbitration shall apply the laws of the State of Texas and the commercial arbitration rules of the American Arbitration Association; such arbitration shall be conducted by three independent and impartial arbitrators; each of the Seller and the Purchaser shall appoint one arbitrator, and those appointed arbitrators shall select the third arbitrator, who shall be the presiding arbitrator; the arbitrators shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated; a transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to any Party; the fees and expenses of the arbitrators shall be shared equally by the Seller and the Purchaser and advanced by them from time to time as required; the arbitrators shall render their award 90 calendar days after the conclusion of the arbitration hearing; and all such arbitrator decisions shall be final and binding on the Parties, absent manifest error. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas, County of Harris, City of Houston, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas in Houston, Texas. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas, County of Harris, City of Houston or the United States District Court for the Southern District of Texas in Houston, Texas.

(b) To the extent that either Party or any of its Affiliates has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 13.3(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, City of Houston, or the United States District Court for the Southern District of Texas in Houston, Texas.

(c) The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy, or claim between the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within fifteen (15) days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Documents or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within thirty (30) days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.

(d) EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

Section 13.4 Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement. Seller and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

Section 13.5 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.

Section 13.6 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 13.7 Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void; provided, however that prior to Closing, Purchaser may assign all or any portion of its rights or obligations under this Agreement to an Affiliate of Purchaser (provided that Purchaser and such Affiliate shall be jointly and severally liable for all obligations of Purchaser under this Agreement) without Seller’s prior written consent. Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 13.8 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.

Section 13.9 Amendment. Subject to Section 13.17, this Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.10 No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 7.1, Section 7.9, Article 12, Section 13.11 and Section 13.13, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Article 12.

Section 13.11 Limitation on Damages. NONE OF THE SELLER GROUP NOR THE PURCHASER GROUP SHALL BE ENTITLED TO RECOVER FROM PURCHASER OR SELLER, AS APPLICABLE, OR ITS AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SELLER’S CERTIFICATE, THE BUYER’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY OWES PUNITIVE DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, PURCHASER, ON BEHALF OF EACH MEMBER OF THE PURCHASER GROUP, AND SELLER, ON BEHALF OF EACH OF MEMBER OF THE SELLER GROUP, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE SELLER’S CERTIFICATE, THE BUYER’S CERTIFICATE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.12 Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 13.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. .Pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

UPLAND EXPLORATION, LLC

Name:	/s/ David R. Watts
By:	David R. Watts
Title:	President

UPLAND OPERATING, LLC

Name:	/s/ David R. Watts
By:	David R. Watts
Title:	President

PURCHASER:

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

Name:	/s/ Grayson R. Pranin
By:	Grayson R. Pranin
Title:	President and CEO

Signature Page to Purchase and Sale Agreement